EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by CNote Group, Inc. (the “Offering Statement”). The Offering Statement as amended by pre-qualification amendments was qualified by the U.S. Securities and Exchange Commission on December 22, 2023.

The purpose of the previously filed Post Qualification Amendment No. 1 and subsequent revisions, and this Post Qualification Amendment No. 1 Revision 4 to Form 1-A is to comply with Rule 252(f)(2)(i), which requires companies that have issued securities under Regulation A to file an amendment at least once every 12 months.

FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Post Qualification Offering Circular Amendment No. 1 Revision 4 to Form 1-A

CNote Group, Inc.

2323 Broadway

Oakland, CA 94612

510-431-2422

https://www.mycnote.com

April 11, 2025

This Offering Circular Follows the Form 1-A Disclosure Format

CNote Group, Inc., a Delaware public benefit corporation (“CNote”, the “Company”, “us” or “we”), is seeking to raise up to $50,000,000 through the sale of promissory notes (the “Notes”) to the public in what we refer to as the “Offering.” You can read a complete description of the Notes in “Securities Being Offered.” We refer to individuals and entities that purchase Notes as “Investors.”

The Offering has no minimum amount. That is, we will have the right to deploy the capital we raise as soon as we raise it, without waiting until we have raised any minimum amount.

The Offering will begin as soon as our offering statement is “qualified” by the SEC. The Offering will end upon the earlier of (i) the date we have sold $50,000,000 of Notes, (ii) a date determined by the Company in its sole discretion; or (iii) the date the Offering is required to terminate by law.

We are selling these securities directly to the public at our website, https://www.mycnote.com (the “Platform”). We are not using a placement agent, or a broker and we are not paying commissions to anyone. All the money we raise goes directly to the Company. For example:

Security	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer	Proceeds to Other Persons
$1.00 Note	$1.00	$0	$1.00	$0
Total	$50,000,000	$0	$50,000,000	$0

Investing in our Notes is speculative and involves substantial risks, including the risk that you could lose all your money. Before investing, you should carefully review “Risks of Investing.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE “Limits on How Much Non-Accredited Investors Can Invest.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

SUMMARY OF OUR BUSINESS

Our Mission

CNote is a business on a mission to close the wealth gap through financial innovation. Using the power of technology and a community-first framework, CNote enables individuals and institutions to efficiently invest locally at scale in fixed income and deposit solutions that advance economic opportunity, and financial inclusion. With the aim of closing the wealth gap, CNote’s fixed income and depository solutions provide a diversified and scalable way to support job creation, small business growth, affordable housing development, and lasting economic growth in underserved communities across the United States, through relationships with community finance organizations (“CFOs”), primarily Community Development Financial Institutions certified by the U.S. Department of the Treasury’s CDFI Fund (“CDFIs”).

CDFIs

CDFIs were created by the Riegle Community Development and Regulatory Improvement Act of 1994 to promote economic development in distressed urban and rural communities.1 CDFIs have traditionally had bipartisan support and provide services across the United States. Financial institutions that wish to become CDFIs must meet specified eligibility criteria, such as demonstrating that their primary mission is to promote community development by serving economically distressed people and places.2 Over the last nearly three decades, CDFIs have grown to become an approximately $222 billion industry with more than 1,300 certified CDFIs nationwide, making loans to borrowers such as schools, community centers, affordable housing developments and small businesses.3 In recent years CDFIs have gained significant prominence, owing to the pivotal role they played in supporting communities during the COVID-19 pandemic through, among other things, a special allocation of lending capital in the Paycheck Protection Program and Health Care Enhancement Act of 2020. While the CDFI industry has garnered increased attention, it remains crucial for CDFIs to have access to a variety of capital sources to sustain their operations and fulfill their mission effectively.

_____________________________

1 U.S. Department of the Treasury. “Community Development Financial Institutions Fund,” http://www.cdfifund.gov/who_we_are/about_us.asp.

2 CDFI Fund, “CDFI Certification,” https://www.cdfifund.gov/programs-training/ certification/cdfi.

3 Opportunity Finance Network. “What Is a CDFI? - OFN.” OFN, March 3, 2023. https://www.ofn.org/what-is-a-cdfi/#:~:text=There%20are%20more%20than%201%2C300,than%20390%20are%20OFN%20members.

To receive certification by the U.S. Department of the Treasury, CDFIs, which are typically non-profit community lenders, must demonstrate a strong commitment to financial performance and community impact. Based on a 2021 report by the Opportunity Finance Network (“OFN”), the national association for CDFIs, 280 CDFIs who participated in the survey created or maintained over 2,600,000 jobs, started or expanded more than 696,000 businesses, and supported the development or rehabilitation of more than 2,300,000 housing units and more than 13,600 community facility projects.4

CFOs, including CDFIs, raise capital from a variety of sources, including but not limited to financial institutions, government agencies, religious institutions, foundations, and individuals, but rely primarily on institutional investors such as banks and foundations. The Company believes there is an opportunity for individual investors to support these vital community lenders.

Two Components of Our Business

Our business has two principal components:

•	Lending Business: We lend money directly to CFOs, using the capital we raise from investors. The Company has made loans to 44 CFOs from inception through June 30, 2024, in the aggregate principal amount of $141 million received a total of approximately $43 million in payments and renewed approximately $27 million in matured loan principal. The Company makes a profit on the difference between the interest it charges to CFO borrowers and the interest it pays to investors.

•	Depository Business: We provide proprietary data about CFOs to clients, which rely on our data to open interest-bearing accounts at CFOs. Since inception through June 30, 2024, our clients have made approximately $273 million in such deposits. The Company earns fees for providing this service.

Our auditors have noted that in the year ending December 31, 2023 audit that certain conditions including the Company not generating significant revenue from principal operations and projected continued losses raise substantial doubt about the Company’s ability to continue as a going concern. In 2024, the Company secured grant funding and has received additional investor financing in 2025 to support accelerated business growth, with strong investor interest. Furthermore, the Company has enhanced operational efficiency and optimized spending through automation, positioning itself on a clear path to profitability.

That is Only a Summary

See “Our Company and Business” for More Information

_____________________________

4 Opportunity Finance Network. “CDFI Impact Across America.” OFN, January 18, 2023. https://www.ofn.org/cdfi-impact/.

TABLE OF CONTENTS

A WARNING ABOUT FORWARD-LOOKING STATEMENTS	1

RISKS OF INVESTING	2

OUR COMPANY AND BUSINESS	7

SECURITIES BEING OFFERED	16

LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST	17

PLAN OF DISTRIBUTION	18

USE OF PROCEEDS	20

OUR MANAGEMENT TEAM	21

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN INVESTORS AS OF DECEMBER 31, 2023	22

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	23

TRANSACTIONS WITH RELATED PARTIES	24

MANAGEMENT DISCUSSION	25

FINANCIAL STATEMENT AND NOTES TO FINANCIALS	F-1

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe interest rates will rise” is an example of a forward-looking statement.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe interest rates will rise” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all the things we talk about in “Risks of Investing.”

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law.

GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

1

RISKS OF INVESTING

BUYING NOTES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE SOME OR ALL OF YOUR MONEY. THIS SECTION DESCRIBES WHAT WE BELIEVE ARE THE MOST SIGNIFICANT RISK FACTORS AFFECTING THE COMPANY AND ITS INVESTORS. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

You Might Lose Your Money: When you buy a certificate of deposit from a bank, the federal government (through the FDIC) guarantees you will get your money back up $250,000 per banking institution. Buying our Notes is not like that at all. The ability of the Company to make payments to you depends on several factors, including some beyond our control. Nobody guarantees that you will receive payments, and you might lose some or all your money.

The Notes are Unsecured and Not Guaranteed: The Notes are not secured by any collateral and not guaranteed by anyone (other than the Company itself). That means that if the Company defaults, Investors would not be able to look to any specific assets of the Company or to any other party for repayment, and the claims of Investors would be subordinate to the claims of secured lenders.

Our Loans to CFOs Are Also Unsecured and Uninsured: Similarly, our loans to CFOs are also unsecured. If a CFO defaults we will have to stand in line with other unsecured creditors. Nor do we carry insurance on our loans.

Lack of Diversification: Although the Company is trying to expand its pool of borrowers, to date it has loaned money to only 44 CFOs. Each of those CFOs has, in turn, a finite and limited number of customers/borrowers. As a result, our risk is more concentrated than it would be with a larger pool.

Credit risk of the CFO borrowers. We make loans to CFOs, which in turn make loans in the communities underserved by traditional financial institutions. Although our operations seek to diversify exposure by investing in a variety of CFOs, if the CFOs are unable to collect on their loans and are unable to make payments required by the terms of our loans to them, we may be unable to make payments required by the terms of the Notes.

Our Due Diligence Process Might Prove to be Inadequate: Although we perform significant due diligence on prospective borrowers, due diligence is as much an art as a science and cannot guarantee that our borrowers will repay their loans. For one thing, there is simply no way to review every possible factor. For another thing, information could be hidden from us, either intentionally or unintentionally. Finally, it is possible that we would reach incorrect conclusions from the information presented to us.

The Notes May Be Called By the Company: Although the Notes have a stated maturity of 30 months, the Company may “call” them at any time, meaning the Company may pre-pay the outstanding principal and interest and cancel the Note. This means an Investor would not earn the stated rate of interest for as long as the Investor might have expected when buying the Note.

Your Right to Demand Payment Before Maturity is Subject to Limits: Each calendar quarter an Investor may, by giving notice 30 days prior notice to the Company, elect to receive a payment no greater than 10% of the outstanding principal. However, the Company may limit such requests depending on available funds.

Risk of Regulation: Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we currently conduct business or make it more difficult or costly for us to originate or otherwise make additional loans, or for us to collect payments on loans by subjecting us to additional licensing, registration, and other regulatory requirements in the future or otherwise. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to originate and service loans and perform our obligations to investors and other constituents. Further, if it were determined that we had not complied with all applicable laws and regulations, it could make us unable to enforce a loan obligation and/or make us liable for damages. Similarly, regulations promulgated under the Community Reinvestment Act, if altered or repealed, could materially affect CFOs, and their access to capital.

Risk of Weakening Economy: Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, the political climate, unemployment levels, tariffs, and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemics, and catastrophes. The small business borrowers served by our borrowers may be more sensitive to these macroeconomic factors.

2

Competition: We face potential competition from a variety of sources, including newly-formed companies and existing lenders. Competition in the financial technology sector is intense, and we may be unable to compete against other players in the financial technology sector (such as Lending Club, Funding Circle, and Prosper), commercial banks (such as Bank of America and Wells Fargo), and community banks and credit unions. Our competitors, especially banks, have substantially more resources than we do and spend millions of dollars on marketing. If we are unable to attract investors, clients, partners, or repeat partners, our results of operations will be adversely affected.

Need to Attract and Retain Qualified Personnel: Competition for highly skilled personnel, especially engineering and data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In particular, candidates making employment decisions, specifically in high-technology industries, often consider the value of any equity they may receive in connection with their employment. Any significant volatility in the value, or the perceived market value, of our stock after any offering may adversely affect our ability to attract or retain highly skilled technical, financial, marketing, or other personnel.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business.

We Have a History of Losing Money: In our fiscal years ended December 31, 2022 and December 31, 2023, we had net loss of approximately $2.4 million and $3.8 million, respectively. We might not be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract new investors, compete, or maintain operations. Our auditors have noted that certain conditions including the Company not generating significant revenue from principal operations and projected continued losses raise substantial doubt about the Company’s ability to continue as a going concern for the fiscal year ending December 31, 2023.

We Have a Limited Operating History: We have a limited operating history in an evolving fintech industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

•	Increase the number and volume of our loans;

•	Increase the number of our borrowers;

•	Improve the financial terms for our borrowers;

•	Develop new products and services;

•	Compete with other companies;

•	Navigate economic conditions and fluctuations in the credit market;

•	Manage growth;

•	Develop technology systems;

•	Adopt new technologies, such as artificial intelligence;

•	Maintain financial controls;

•	Attract and retain qualified personnel; and

•	Expand our business into adjacent markets.

We Rely on our Management Team: We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees.

Risk Associated with government closures and workforce reductions: Recent federal administration changes have reduced federal government spending and federal agency workforces in ways that could disrupt the economy and specific industries.

Risk of Recession: In the current economic environment, there is a risk of recession due to factors such as increased tariffs, slowing economic growth, shifting inflation, declining consumer confidence, and global uncertainty. A recession can lead to increased market volatility, declining corporate earnings, falling asset values, and reduced liquidity across financial markets. Interest rate changes and heightened credit risk may also impact portfolio performance, particularly in equities and fixed-income investments.

3

We Have a Small Number of Employees, Each of Whom is Important to our Success, and each of whom Can Leave at any Time: We have only 14 full-time employees. Each of them plays a significant role in our success. Our team covers the following functional duties: engineering and programming, sales and marketing, finance and credit, legal and regulatory, and administration and operations. The loss of any of our employees could have a material adverse impact on our operations. Additionally, because each employee plays such a critical role in a company of this size, any instances of human error or exercises of poor business judgment could negatively impact our company. Our success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.

We Will Require More Capital: Even if we raise the full amount we are trying to raise in this Offering, we will need more capital. There is no guarantee that we will be able to raise all the capital we need on terms that make financial sense, or at all. If we fail to raise the capital we need, our business will suffer and could ultimately fail.

Our Risk Management Efforts Might Not be Effective: We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the fiscal responsibility and performance of our borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

Our Allowance for Loan Losses Might Prove Inadequate: We have established a loan loss reserve of approximately 1% of the principal amount of loans outstanding, which may not be adequate.

Risks of Reputational Damage: We depend heavily on our relationships and our reputation to attract borrowers and large financial institutions, many of whom we reach through word of mouth. If for any reason our reputation is damaged it could have a significant adverse effect. We could also face difficulty in attracting additional investors and raising capital.

Risks Arising from Personal Information: We receive, collect, process, transmit, store and use a large volume of personally identifiable information and other sensitive data from investors and potential investors. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

Risks from Using Third Parties: We currently use third-party service providers, such as Dwolla, to handle many components of our operations. These service providers may themselves rely on third-party data center hosting facilities. The continuous availability of our service depends on the operations of these service providers, on data facilities, on a variety of network service providers, on third-party vendors, and on data center operations staff. In addition, we depend on the ability of our third-party providers to protect the facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. If there are any lapses of service or damage to the facilities, we could experience lengthy interruptions in our service as well as delays and additional expenses in arranging new service providers and services. Even with current disaster recovery arrangements, our business could be harmed.

We Do Not Have a Backup Loan Servicer: Currently we service all of our loans and do not have a backup outside servicer. Loan servicing is an increasingly regulated industry, with various federal and state laws governing the collection of consumer and small business loans, and none of our employees currently devote all of their time to our loans as their time is divided among many responsibilities. Should we go out of business, the lack of an available servicer could cause delays in obtaining payments from borrowers.

Future Securities Could Have Superior Rights: The Company might issue securities in the future that have rights superior to the rights associated with the Notes. For example, the Company could issue a class of debt securities that are secured by assets of the Company.

SEC Regulation and Oversight: This Offering is being conducted pursuant to Regulation A. Regulation A allows the offer and sale of unregistered securities (that is, securities that have not been fully registered with the SEC under section 5 of the Act) if, and only if, specific requirements are met. We are confident that this Offering satisfies the requirements of Regulation A. However, the SEC oversees all Regulation A offerings; as such, the SEC has the authority to suspend (temporarily or permanently) any Regulation A offering if it suspects or determines that there have been material violations of Regulation A’s requirements. Were that to happen, the Company’s ability to raise additional capital (under either Regulation A or other provisions of the federal securities laws) could be substantially impaired or even precluded completely.

4

Risks of Investment Company Act: We do not believe we will be deemed to be an “investment company” under the Investment Company Act of 1940 because we do not intend to hold or trade securities. If we were deemed an “investment company” we may be subject to certain restrictions on our operations and the issuance of CNote Notes, and may have imposed upon us certain burdensome requirements, including registration as an investment company, adoption of a specific form of corporate structure, and reporting, recordkeeping, voting, proxy, compliance policies and procedures, as well as additional disclosure requirements. Additionally, as Regulation A is not available to companies that are investment companies registered under, or required to be registered under, the 1940 Act, in the event that we were deemed to be an investment company, the offering, and the CNote Notes sold pursuant to this offering, may be invalidated.

Choice of Venue: By purchasing a Note, Investors consent to the jurisdiction of the state courts located within San Francisco County, California, near the location of the Company’s principal office in Oakland, California. Investors located outside the State of California may have difficulty bringing any legal claim against us due to geographic limitations and may find it difficult and costly to respond to claims. This choice of forum provision may limit a holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find this provision to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

THIS EXCLUSIVE FORUM PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY FEDERAL SECURITIES LAWS OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

Mandatory Arbitration and Class Action Waiver: By purchasing a Note, Investors consent to (i) resolve all disputes, controversies and claims through binding arbitration instead of through the court system, and (ii) waive the right to participate in any class action or joint arbitration. Arbitration could be less beneficial to you than litigation in courts (although it is generally impossible to know that in advance), and the inability to participate in a class action could be disadvantageous to you. For example, it might not be economically feasible for you to bring a case on your own.

THESE PROVISIONS WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY FEDERAL SECURITIES LAWS.

Limits on Transferability: There are several limitations on your ability to sell your Note:

•	Notes may not be transferred with the Company’s consent, which may be withheld in the Company’s sole discretion.

•	There is no public market for the Notes and such a market is unlikely to develop.

•	The Company does not intend to list the Notes on a national securities exchange or interdealer quotational system.

•	Securities laws could limit your ability to sell your Notes.

Consequently, you should be prepared to hold your Note until maturity.

Risk of Failure to Comply with Securities Laws: The Company has previously sold securities relying on the exemption under Rule 506 of Regulation D issued by the Securities and Exchange Commission as well as Regulation A. In all cases, we have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable for penalties imposed by the federal government and state regulators, as well as to lawsuits from investors.

Reduced Disclosure Requirements Under the Jobs Act: The Notes are being offered pursuant to Tier 2 of Regulation A issued by the SEC, as amended pursuant to the Jumpstart Our Business Startups Act of 2012 (known as the “JOBS Act”). Regulation A does not require us to provide you with all of the information that would be required in a registration statement in connection with an initial public offering (IPO) of securities. As a Regulation A issuer, we are also not subject to the same level of ongoing reporting obligations as a typical public reporting company, including, but not limited to, many of the disclosure requirements applicable to public reporting companies under the Securities Exchange Act of 1934.

5

We Are Not Subject to the Corporate Governance Requirements that Apply to Companies Listed on a National Exchange: Companies whose securities are listed on a national stock exchange (for example, the New York Stock Exchange) are generally subject to a number of rules about corporate governance that are intended to protect investors. For example, the major U.S. stock exchanges require listed companies to have an audit committee made up entirely of independent members of the board of directors (i.e., directors with no material outside relationships with the company or management), which is responsible for monitoring the Company’s compliance with the law. As of the date of this Offering Statement, neither the Notes nor any other securities of the Company are listed on a national exchange, and it is likely that our securities will never be listed on a national exchange. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national exchange.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

6

OUR COMPANY AND BUSINESS

CNote is a public benefit corporation. Our Certificate of Incorporation states that our public benefit is “to advance greater economic and social justice for underserved communities by unlocking access to impact investments.” Using the power of technology and a community-first framework, CNote enables individuals and institutions to efficiently invest locally at scale in fixed income and deposit solutions that advance economic opportunity and financial inclusion. With the aim of closing the wealth gap, CNote’s fixed income and depository solutions provide a diversified and scalable way to support job creation, small business growth, affordable housing development, and lasting economic growth in underserved communities across the United States, mainly through relationships with CFOs, primarily CDFIs. Since inception through June 30, 2024, we have offered approximately $141 million in loans to CFOs, and our clients have made approximately $273 million in deposits with CFOs. CNote’s goal is to leverage its online platform to (1) make loans to CFOs, which in turn lend to under-resourced communities; and (2) help clients open and administer interest-bearing deposits at CFOs through CNote’s Impact Cash platform.

To support its loan operations and services, the Company developed proprietary servicing and portfolio management technology, designed an underwriting process for CFO borrowers, and created a database of aggregated historical data on the CFO sector. To evaluate the impact of CFOs’ activities, the Company developed a proprietary impact reporting framework and impact reporting management system. The Company is exploring broader commercial applications for its software and data. The Company believes the wider use of technology in the impact investing and community finance sector can result in more efficient, timely capital deployment, and more targeted impact in underserved communities around the country.

CNote has been certified as a “B Corp” by B Lab, a non-profit company that measures a company’s social and environmental performance. B Lab provides certification based on:

•	Accountability: Directors must consider the company’s impact on all shareholders.

•	Transparency: B Corps must publish and make public a report of their social and environmental performance; this report is assessed by a neutral, third-party standard.

•	Performance: B Corps must attain a minimum score on the B Impact Assessment test and re-certify every two years.

7

Market Trends

The Company believes it will benefit from several market trends:

1)	CFOs Need Access to Private Capital: The community finance industry continues to experience significant growth and yet does not have the capital it needs to fund all of the quality projects the industry aims to serve, including schools, community centers and small U.S. based businesses. The amount available from possible grants and awards is not sufficient to satisfy CFOs’ funding needs. In addition, CFOs must raise private sector funds to even qualify for certain awards.[5] The need for private capital is exacerbated when federal programs experience budget cuts or changes in eligibility requirements.[6]

2)	The Impact Investment Industry has been Growing Rapidly: In 2022, the Global Impact Investing Network reported that the size of the impact investing market reached a significant milestone and exceeded $1 trillion in assets under management.[7] However, currently available impact investment products are subject to two central limitations. One, many impact investment opportunities are reserved for accredited investors only. Two, the majority of available impact options do not offer a competitive return and, as a result, would-be investors are required to evaluate the trade-off between earning an acceptable return and making a positive social impact.

_____________________________

5 Brett Theodos and Eric Hangen, Tracking the Unequal Distribution of Community Development Funding in the U.S., Urban Institute, January 31, 2019, https://www.urban.org/sites/default/files/publication/99704/

6 Department of the Treasury, Office of Inspector General, Audit of the Community Development Financial Institutions Fund’s Financial Statements for Fiscal Years 2021 and 2020, December 15, 2021, https://www.cdfifund.gov/sites/cdfi/files/2021-12/FY2021_Agency_Financial_Report.pdf

7 Hand, D., Ringel, B. Danel, A. (2022) Sizing the Impact Investing Market: 2022. The Global Impact Investing Network (GIIN). New York. https://thegiin.org/assets/2022-Market%20Sizing%20Report-Final.pdf

8

3)	Increasing Demand for Impact Investment Opportunities: Overall, there is growing interest in impact investing across demographic groups, driven by a desire to make a positive difference in the world while also achieving financial returns. Interest in impact investing is not showing any signs of slowing down, especially as millennials gradually take over a greater share of wealth, according to a survey conducted by Artemis Strategy Group, an independent research firm, on behalf of Fidelity Charitable, examining 1,216 individuals who have a minimum of $25,000 in investable assets outside of an employer retirement plan.[8] The findings show that 61% of millennials are already utilizing values-based investing strategies. Further, one-third of all investors engage in impact investing currently, and 40% who are not currently utilizing this strategy are considering making their first impact investment in the next year.

Our Loans to CFOs

From inception through June 30, 2024, the Company has made loans to 44 CFOs in the aggregate principal amount of $141 million, received a total of approximately $43 million in payments, and renewed approximately $27 million in matured loan principal. At any given time, we are in discussions with 1-5 additional CFOs regarding possible lending relationships. We plan to expand our pool of potential borrowers to include not just CDFIs but also other mission-driven institutions, including community development corporations and green banks, that use innovative and responsive products and services to support under-resourced communities.

The following shows loan principal activity from inception through June 30, 2024.

Loans underwritten	$141,000,000
Principal payments received in cash	(43,000,000)
Principal renewed at original maturity	(27,000,000)
Principal balance at June 30, 2024	$71,000,000

Funds we lend to CFO borrowers enable the CFOs to make multiple smaller loans to small businesses and other borrowers in the U.S. communities the CFOs serve. Currently, the majority of the loans made by CFO borrowers go to small businesses, affordable housing, and community facilities such as early child care centers and rehabilitation facilities.

To fund our loans to CFOs, we raise capital from investors, as we are doing in this Offering. We offer fixed-income investments to institutional, accredited, and non-accredited investors. Accredited investors can invest in offerings under SEC Regulation D, while non-accredited investors can invest in offerings under Regulation A, like this Offering. Capital received from our investors funds loans to CFOs proportionally, and loan repayments received are used to repay notes payable using the same proportions, without preference to either accredited or non-accredited investors.

Our investors have the option to reinvest their original principal plus any accrued interest at their investment’s maturity date. When our investors renew, we are able to offer our CFO borrowers a renewal of our loans to them. Renewed loans to CFOs are subject to the same underwriting process as new loans, and result in the conversion of any renewed maturing principal and accrued interest into new principal lent to CFOs.

Under our business model for our loans, we generate revenue by retaining the difference between the interest rate we charge the CFO borrowers and the interest paid to our investors. The interest rates we charge our CFO borrowers and the interest rates of CNote fixed income investments are reviewed by management, in view of a variety of macroeconomic and market conditions, including the federal interest rate environment, fluctuations in the cost of capital averages for CFOs, and the economics facing the Company. We also consider the competitiveness of CNote loans as compared to rates offered by other loan products in the marketplace.

_____________________________

8 Fidelity Charitable. “Millennial Investors Drive Growth in Impact Investing,” n.d. https://www.fidelitycharitable.org/about-us/news/millennial-investors-drive-growth-in-impact-investing.html.

9

Our credit policy targets potential community finance organization borrowers with high creditworthiness and a stable financial position. In order to borrow from CNote, potential community finance organization borrowers must display characteristics indicative of a healthy loan portfolio and a durable financial position.  We review financial and portfolio variables like repayment rates, loan delinquencies, loan loss reserves, credit enhancements and guarantees, team and board composition, lending and operational policies among others. Additionally, our community finance organization borrowers are required to provide audited financials and impact data about their operational and lending activities.

The loans we make to community finance organization borrowers are full recourse to the community finance organization borrowers and are not reliant on proceeds from the loans each community finance organization makes. The loans to community finance organization borrowers are not amortizing. Community finance organization borrowers make payments through electronic bank payments. We are currently legally authorized to lend in 46 states plus the District of Columbia as a non-bank commercial lender.

Currently, our loans to CFOs have two layers of support. First, most of our loans are made to CFOs with loan products that are affiliated with, or participate in, federal and state programs, that offer guarantees and/or loan loss reserve support for repayment. Second, our loans are full recourse to the borrower.

We conduct three levels of diligence on every potential borrower, including the following:

1)	Peer Review – We review data generated about CDFIs by AERIS®, the national rating agency for the CDFI industry, and available through OFN, the national membership association for CDFIs. AERIS prepares in-depth reports on CDFIs’ financial performance which are relied upon by major banks and government entities. OFN maintains the deepest base of knowledge of CDFI trends, challenges and performance over the last three decades.

2)	CNote Review – CNote conducts its own assessment of each potential borrower’s historical financial performance and social impact. This process includes, among other things, a review of the potential borrower’s financial and portfolio performance, audited financial statements, lending and operational policies, composition of the executive team and the board, and strategic plan, as well as interviews with the leadership team, board members and clients. If the potential borrower is not a CDFI, CNote will verify that the community finance organization (a) serves at least one underserved or underbanked community (such as low-to-moderate income, or individuals with no or low credit scores), (b) offers responsive products to the target underserved community (such as microbusiness, credit builder, affordable housing, and/or energy-efficiency loans), and (c) can report impact data about their operational and lending activities to CNote.

3)	Third-Party Review – CNote’s risk management approach incorporates third-party oversight through borrower references for each potential CFO borrower, including an assessment of the organization’s lending process and their responsiveness to geographic and product specific needs within the community. Additionally, CNote maintains an investment committee composed of CNote management as well as individuals with expertise in the community finance industry, and with no ties, financial or otherwise, either to us or to the potential borrower. This investment committee provides tertiary, third-party assessments of potential borrowers, including specific risks to be identified. Service on the investment committee is fully voluntary and is not compensated.

We will only enter into a lending relationship with a potential CFO borrower after satisfactory completion of our due diligence review. Prospective borrowers must provide us with relevant data about their organization’s financial health (including audited financial statements), organizational capacity, business volume and projected growth, product line, loan portfolio performance, credit enhancements, and social impact. As a part of the underwriting process, utilizing the proprietary risk matrix, CNote evaluates the set of indicators across chosen categories to develop a comprehensive risk assessment of the applicant. Depending on where a CFO falls within a category, it is assigned a risk rating score aligned to a set rubric, which is then weighted and blended with other category risk rating scores to form a composite risk rating score. The group of factors in the financial health and portfolio quality categories represent the largest weighted areas of this composite score. The factors range from qualitative like assessment of reporting and operational practices as well as quantitative like net assets, self-sufficiency, net charge off rate among others. CFOs with the score above average (average is determined based on the historical data analysis) are considered for investment. Our management team continuously monitors the operational and lending activities of our borrowers, including the health of their loan portfolios.

Our diligence process typically takes four to six weeks. Currently, we offer CFO borrowers term loans of different maturity and varied amounts defined during the underwriting process.

10

Based on the results of our analysis, we are able to determine the terms of the loan to be made to a CFO borrower, including the principal amount, interest rate, and term. CNote’s assessment of the CFO’s creditworthiness, the size of the CFO, the number of banking products, general economic environment and competition for capital are principal factors, among others, that are considered in the determination of the amount, interest rate and term of the loan. Our loans are typically made in the form of a master promissory note, which allows the CFO to make multiple requests for advances. If a borrower makes a request for an additional loan amount, we will re-evaluate the borrower in accordance with our underwriting process. In addition, we conduct reviews on at least a quarterly basis. If the results of our analyses differ, the borrower may receive different financial terms on subsequent draw downs.

Currently, we do not require our loans to have any minimum principal amount, and, while there is no set maximum loan amount either, we consider a borrowers’ loan request in light of the actual and anticipated demands of other borrowers, as well as our goal of diversifying our loans. We service our loans in-house.

As of June 30, 2024, total loans outstanding to 39 CFOs were comprised of 181 loans, with balances ranging from $15,000 to $5,000,000. The loans have maturity dates ranging from July 2024 through November 2029 and bear interest at 1.5% to 4.8% per annum. The CFOs to which we loan are headquartered in 29 states across the United States, and use the capital provided to them by CNote to make loans of varying sizes to borrowers in multiple states to support affordable housing, small businesses, community centers and schools, and other endeavors and activities in the communities they serve.

CFO Loan Portfolio (as of June 30, 2024)
Total CFO Loans Outstanding	181
Total CFOs w/Outstanding Loans	39
Interest Rate Range	1.5%-4.8% per annum
Term Range	typically, 30 to 60 months
CFO Loan Recipients Geography by State	California, Colorado, Connecticut, Florida, Georgia, Illinois, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas, Virginia, Washington, Washington, D.C., West Virginia, Wisconsin

CNote’s CFO Loan Portfolio Impact Concentrations for year ending December 31, 2024

Affordable Housing	38%

Commercial Real Estate	7%

Community Facilities	8%

Intermediary Relending	2%

Consumer	4%

Microenterprise	10%

Small Business	31%

11

CNote’s Outstanding CFO Loan Portfolio U.S. Regional Concentrations for year ending December 31, 2024

Northeast	18%

Midwest	25%

South	44%

West	13%

Our Depository Business

CNote’s depository business utilizes our proprietary technology platform, for our Impact Cash® cash management product which, coordinates with a third-party custodial agent to assist clients with opening interest-bearing deposit accounts at CFO depository institutions located in the United States. The Northern Trust Company, a banking institution, serves as a custodial agent for CNote Impact Cash clients, handling the receipt of CNote client funds from clients and the distribution of CNote client funds to CFO depository institutions. Generally, to be eligible for CNote’s Impact Cash® network, depository institutions are: (1) classified as well-capitalized pursuant to federal statutory net worth categories, by the Federal Deposit Insurance Corporation (“FDIC”) with respect to banks, and by the National Credit Union Administration (“NCUA”) with respect to credit unions, as applicable; and (2) certified as a CDFI, hold a Low-Income Designation (“LID”), or otherwise act as a proven mission-driven depository institution that has a history of positively serving and supporting underserved communities, including communities designated as low- and moderate-income.

Impact Cash deposits include certificates of deposit, other interest-bearing time deposit accounts, insured cash sweep accounts, and money market accounts, with terms of generally between 6 to 24 months and bearing interest at prevailing market interest rates, and money market accounts with variable rates of interest. Balances are insured by the FDIC or the NCUA, as applicable, in an amount up to $250,000 per depository institution.  Clients receive a quarterly report describing the positive social impact of their deposits at CFO depository institutions, including such information as how many loans the depository institutions have outstanding, the percentage of depository institution assets deployed as loans, the percentage of depository institution branches in low- to moderate-income, distressed, or underserved communities, and the number of jobs created or maintained by loans and/or projects financed by the depository institutions.

Under our business model for Impact Cash®, we generate revenue by charging our clients a service fee for the CNote Platform, deposit administration and impact monitoring and reporting. The service fee we charge varies based on the total amount to be deposited by the client and the level of customization requested by the client with respect to impact areas and geographic themes for the placement of their deposits.

For example: A Company client instructs Company to administer and deploy $1,000,000 in deposits to CFOs that provide loans and grants to support affordable housing. Company will then administer FDIC/NCUA insured deposits of $250,000 to four CFOs with a focus on addressing affordable housing in underserved communities. Company will then monitor the CFOs and provide annual or quarterly impact reporting to the client which includes how their deposits supported affordable housing initiatives and lending efforts of the CFO. The client pays Company a fee which is determined by the amount of the deposits and the level of impact customization and reporting that is needed by the client. The fees vary from client to client. Standard fees are generally 1% of deposited funds annually, plus additional fees for customization, depending on the amount of deposited funds, impact preferences, geographic preferences, and customized impact reporting.

12

We also earn servicing fees for consulting work on behalf of foundations and other institutions, and for customization for institutional clients of CNote’s technology originally built for its internal underwriting and monitoring of community finance organizations. The consulting work leverages CNote’s knowledge, expertise and technology in identifying and underwriting community finance organizations as well as monitoring and reporting on their financial and impact performance.

Revenue generated from Impact Cash service fees and consulting service fees are included in the “Service fees and other income” in our Consolidated Statement of Operations.

13

Technology & Relationships

CNote believes it is uniquely poised to grow in the community finance industry, given its industry expertise, relationships, technology and go to market strategy.

Although CDFIs have been in existence for nearly 30 years, CDFIs have largely operated as a business-to-business industry. There are over 1,300 CDFIs across the country of varying sizes, geographic make-ups and product lines. The CDFI Fund reports that CDFIs’ assets total over $222 billion.9 Though their specific areas of focus vary, all CDFIs share a primary mission of providing fair and responsible capital to segments under-served by traditional financial institutions, such as small businesses, as well as community facilities and affordable housing. Each year, CDFIs must be re-certified by the CDFI Fund, which helps ensure they continue serving the communities they intend and maintain strong financial performance.

While single CFOs have tried to reach individual investors, few have done so successfully. The majority of CFOs, many of whom are non-profits, do not have the marketing, legal, or technology budgets or expertise to effectively address individual investors and depositors. CNote is excited to change this dynamic through technology and outreach.

Since inception through June 30, 2024, we have offered approximately $141 million in loans to CFOs, and our clients have made approximately $273 million in deposits with CFOs.

By continuing to forge relationships with key CFOs, inclusive of the national industry of CDFIs, community banks, and credit unions, CNote is developing a scalable technology solution that will enable CFOs to access capital from individual and institutional investors and depositors. Furthermore, in addition to connecting CFOs with new sources of impact-aligned debt capital and deposits, CNote provides the industry as a whole with increased visibility. In turn, this will help CFOs to enhance their operational capacity as well as expand their recognition with partners and borrowers.

Regulation

The Company operates as a nonbank, commercial lender. Most states do not require us to obtain licenses for our commercial lending activities, as currently structured. We are currently legally authorized to lend in 46 states plus the District of Columbia as a non-bank commercial lender. As a lender we are generally subject to the lending laws of our home state of California and possibly the home state of the borrower.  We maintain a dialogue with regulators in states in which we operate and strive to run our business within the bounds of the law and the principles of fairness and goodwill.

_____________________________

9 Opportunity Finance Network. “What Is a CDFI? - OFN.” OFN, March 3, 2023. https://www.ofn.org/what-is-a-cdfi/#:~:text=There%20are%20more%20than%201%2C300,than%20390%20are%20OFN%20members.

14

Office Space and Employees

We lease office space at a coworking facility in Oakland, CA on a month-to-month basis. If necessary, we believe we can find alternative office space without difficulty near our current location.

As of April 7, 2025, we had 14 full-time employees and also rely on outside consultants for various technical and business functions.

15

SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $50,000,000 of our Notes. The principal terms of the Notes are as follows:

•	Interest Rate: Upon qualification of the Offering Notes will be sold bearing interest at 4% per year. Thereafter, Notes will be issued at annual interest rates between 1% and 7%. To change the interest rate within that range we will file a Supplement to our Offering Circular. If we wish to issue Notes with an interest rate outside that range we will file an Offering Statement Amendment.

•	Maturity: All principal and accrued interest will be due on the date 30 months following the date of issuance.

•	Required Payments: The Company is not obligated to make any payments of principal or interest until maturity.

•

Requests for Payment: Each calendar quarter an Investor may, by giving 30 days’ notice to the Company, elect to receive a payment no greater than 10% of the outstanding principal. However, the Company may limit such requests depending on available funds.

•	Permitted Prepayments: The Company is permitted to pre-pay the Notes at any time. Payments will first be applied to accrued interest, then to outstanding principal.

•	Transferability: The Notes may not be transferred without the Company’s written consent.

•	Security: The Notes are not secured and are not guaranteed by any third party. Instead, they represent general, unsecured obligations of the Company.

•	Manner of Payment: Payments by the Company will be made by ACH transfer to an account designated by the Investor. If the Investor fails to designate an account, payments will be made by plain check mailed to the Investor’s address on file.

Investors Are Creditors, Not Stockholders

When you purchase a Note you become a creditor of the Company, not a stockholder. Among other things, you have no right to vote or participate in the management of the Company, nor any statutory right to review the Company’s books and records.

Form and Custody

Notes will be issued by a computer-generated program on our Platform and electronically signed by the Company in favor of the investor.  The Notes will be stored by the Company and will remain in the Company’s custody for ease of administration.  Except during periodic system maintenance, investors may view their Notes through their online dashboard.

Opportunity to “Roll Over” Investment

Upon the maturity of a Note, the Investor might be given the opportunity to purchase a new Note with all or a portion of the proceeds of the existing Note. Any such purchase would be on the same terms new investors are purchasing Notes at the time and would be subject to the availability of an exemption from registration, whether Regulation A or another exemption. In the event that Investor does not affirmatively elect to purchase a new Note, the principal and interest will be paid out to the Investor upon maturity of the Note.

16

Events of Default

The following will be events of default under the Notes:

•	If the Company fails to make any payment when due and such failure continues for 90 days; or

•	If the Company ceases operations, files a petition for bankruptcy or has an involuntary case filed against us, or makes a general assignment in favor of creditors.

Governing Law

The Notes will be governed and construed in accordance with the laws of the State of California.

Exclusive Forum Provision

Each Note provides “[T]his Note shall be governed by the laws of the State of California, without regard to conflict of law provisions. In the event that the dispute resolution procedures in Section 8 are found not to apply to a given claim, any judicial proceeding will be brought in the state courts of San Francisco County, California. Both parties hereto consent to venue and personal jurisdiction there.”

THIS PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY THE FEDERAL SECURITIES LAWS OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

Binding Arbitration

Each Investor will agree to resolve disputes, controversies and claims through binding arbitration rather than through the court system.

THIS PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY THE FEDERAL SECURITIES LAWS OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

Waiver of Class Actions

Each Investor will agree to waive all actions in the nature of “class actions” and pursue claims only on an individual basis.

THIS PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY THE FEDERAL SECURITIES LAWS OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you are at least 18 years old, you can invest in this Offering. But if you are not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

•	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

17

•	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

•	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

•	A business in which all the equity owners are accredited investors;

•	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

•	A bank, insurance company, registered investment company, business development company, or small business investment company;

•	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

•	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

•	10% of your annual income; or

•	10% of your net worth.

These limits are imposed by law, not by us.

When you go to our Platform we will ask whether you are an accredited investor. If you aren’t, then we’ll ask for your annual income and net worth.

PLAN OF DISTRIBUTION

Size of Offering

We are offering up to $50,000,000 of our Notes in the Offering. We will begin deploying the proceeds of the Offering (that is, we will begin to use the proceeds to lend money to CFOs) as soon as we begin raising capital.

Who is Selling securities

Only the Company itself is selling securities in this Offering. No securities are being sold by or on behalf of any existing owner of the Company.

Who Can Buy Shares

Anyone 18 or older can buy Notes, regardless of income or net worth. If you are not an “accredited investor” the law limits how much you can invest. See “Limit on Amount a Non-Accredited Investor Can Invest.”

Term of Offering

The Offering will begin as soon as our offering statement is “qualified” by the SEC. The Offering will end upon the earlier of (i) the date we have sold $50,000,000 of Notes, (ii) a date determined by the Company in its sole discretion; or (iii) the date the Offering is required to terminate by law.

18

Minimum Initial Investment

The minimum initial investment is $1.00.

Manner of Distribution

The Notes will be offered only by the Company itself through the Platform.

How To Invest

To buy a Note, go to the Platform, create an account, register, and then follow the instructions.

We will ask you to sign our Subscription Agreement, a copy of which is attached as Exhibit 1A-6A.

The information you submit, including your signed Subscription Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We may also notify you by email if we do not accept your subscription, although we might not explain why. We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

Typically, the Company will consider making a loan to a CFO when it has received and accepted subscriptions for investors for at least $500,000. For example, suppose the Company has just made loans depleting its lendable funds, the Company will continue accepting subscriptions from investors until it has received and accepted subscriptions for approximately $500,000. The Company will notify the new investors when their funds are invested through the Platform. However, the Company may make loans to a CFO even if it has less than $500,000 in accepted subscriptions available for lending.

19

As a result, there will typically be a delay of between 10 and 90 days between the time you sign your Subscription Agreement and the time we ask you for payment. However, neither the amount of your investment nor the terms of your Note (including the interest rate) will change.

Your Note will be issued in electronic form only. We will not issue you a piece of paper representing your Note.

Advertising the Offering

After the Offering has been “qualified” by the SEC, we intend to advertise the Offering using the Platform and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Notes, our advertising materials will not give a complete understanding of this Offering, the Company, or the Notes and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Notes.

Supplements and Amendments to Offering Circular

From time to time, we will supplement or amend this Offering Circular during the term of the Offering to reflect changes or additions to the information presented, as required by SEC rules.

USE OF PROCEEDS

We expect that the principal costs of the Offering will be legal and accounting costs, amounting to approximately $75,000. We also expect to spend approximately $50,000 marketing the Offering, i.e., trying to sell the Notes. After subtracting those costs, we expect to use all the proceeds of the Offering to make loans to CFOs.

The proceeds of the Offering will not be used to compensate or otherwise make payments to officers or directors of the Company or any of its subsidiaries.

20

OUR MANAGEMENT TEAM

Name	Age	Position(s)	Term of Office
Catherine Berman	50	President, Chief Executive Officer, Co-founder, Director	Started June 17, 2016 - Indefinite
Yuliya Tarasava	41	Chief Operating Officer, Co-founder, Treasurer, Secretary, Director	Started April 22, 2016 - Indefinite
Aimeelene Gaspar	51	Chief Product Officer	Since January 18, 2022 - Indefinite
Candice Carr	50	Chief Legal Officer	Since May 22, 2023 - Indefinite

Catherine Berman

Ms. Berman co-founded CNote and has served as our President and Chief Executive Officer and a member of our Board of Directors since June 2016. Before launching CNote, Ms. Berman served as Managing Director of Charles Schwab, one of America’s leading financial services businesses. At Schwab, Ms. Berman led a strategy division focusing on the future of financial services. Prior to Schwab, Ms. Berman maintained a host of management positions including Senior Vice President of Astia (venture capital), Strategy & Operations Manager at Deloitte Consulting, LLP (management consulting) and Vice President of Evins Communications, LLC. Her international work experience spans from India to Israel with extensive work in Central and South America. Her last startup, Global Brigades, grew into a multi-million dollar firm in less than four years and is now the world’s largest student development firm. Ms. Berman graduated magna cum laude from Boston University and received her MBA from the University of Oxford where she founded the Oxford Women in Business Network.

Yuliya Tarasava

Ms. Tarasava co-founded CNote and has served as our Chief Operating Officer, Treasurer, Secretary and a member of our Board of Directors since the Company’s inception. Ms. Tarasava began her career conducting intensive quantitative research on new market opportunities and designing investment solutions across asset classes for AMG Funds—a $75 billion asset firm providing access to boutique investment strategies. Ms. Tarasava then went on to Summit Rock Advisors, a $10 billion OCIO firm, where she developed and implemented the firm’s proprietary analytics and risk management framework. Most recently, she worked with a high-growth financial services company in Kenya where she led both product development and scale strategy efforts working directly with the company’s chief executive officer. Her prior experience also includes creating an investment education portal in Russia and providing pro-bono consulting for non-profits and startups around the world. Ms. Tarasava graduated magna cum laude from Belarusian State University and received her MS in Finance from Fairfield University.

Aimeelene Gaspar

Ms. Gaspar is a serial entrepreneur with deep domain expertise in financial services and technology. In addition, she offers her time and expertise to fellow founders through her work at Village Capital with their FinTech Forward program as an advisory board member. Her path from finance to technology culminated in becoming a product management executive with over 20 years of experience at large financial services companies, and startups such as Broadridge and Yodlee. Ms. Gaspar was listed as one of the NYC Fintech Women Inspiring Fintech Females of 2020 and is a current member of Professional Business Women of California. Ms. Gaspar graduated from the University of Illinois at Urbana-Champaign with a Bachelor of Science Degree in Finance and completed a Masters of Science Degree in Integrated Design, Business and Technology from the University of Southern California.

Candice Carr

Ms. Carr has over 20 years of diversified experience providing expert counsel as a trusted advisor on a broad range of business and legal issues to principals, entrepreneurs, and executives, as well as early-stage and high-growth businesses. Ms. Carr’s legal practice has focused primarily on corporate law and transactions, litigation management, intellectual property, mergers and acquisitions, and employment law. Ms. Carr received a J.D. from Golden Gate University School of Law, and a B.A. from San Francisco State University.

21

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN INVESTORS

Name and Address of Beneficial Owner (1)	Amount and nature of beneficial ownership as of December 31, 2023	Amount and nature of beneficial ownership acquirable as of December 31, 2023	Percent of class (7)
Catherine Berman	4,181,250 shares of common stock (2)	4,284,375 shares of common stock (4)	39.0%

Yuliya Tarasava	3,781,250 shares of common stock (3)	3,884,375 shares of common stock(5)	35.4%

All executive officers and directors as a group (2 persons)	7,962,500 shares of common stock	8,168,750 shares of common stock	74.4%

ManchesterStory Venture Fund, L.P.	1,000,000 shares of common stock(6)	1,000,000 shares of common stock(6)	9.1%
ManchesterStory Venture Fund, L.P.	2,946,369 shares of preferred stock	2,946,369 shares of preferred stock	15.4%

(1)	The address of each executive officer and director is CNote Group, Inc., 2323 Broadway, Oakland, CA 94612.
The address of ManchesterStory Venture Fund, L.P. is 3001 Westown Parkway, Suite 102, West Des Moines, IA 50266.

(2)	Includes 3,200,000 shares of common stock outstanding and 981,250 shares of common stock currently issuable pursuant to common stock options held. Does not reflect the unvested balance of a grant of an aggregate 1,650,000 shares of common stock, of which 29.2% (or 481,250 shares) were vested at December 31,2023 and which will continue to vest in equal monthly installments of 1/48th of such grant thereafter.

(3)	Includes 2,800,000 shares of common stock outstanding and 981,250 shares of common stock currently issuable pursuant to common stock options held. Does not reflect the unvested balance of a grant of an aggregate 1,650,000 shares of common stock, of which 29.2% (or 481,250 shares) were vested at December 31,2023 and which will continue to vest in equal monthly installments of 1/48th of such grant thereafter.

(4)	Reflects vesting of three monthly installments of 34,375 shares of common stock (or 103,125 shares total) through March 31, 2024.

(5)	Reflects vesting of three monthly installments of 34,375 shares of common stock (or 103,125 shares total) through March 31, 2024.

(6)	Represents the number of shares issuable on exercise of the holder’s warrants.

(7)	Calculated on basis of beneficial ownership acquirable as of December 31, 2023.

22

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company has two directors who also serve as executive officers. Their compensation for the 2023 fiscal year was as follows:

Executive Officers	Position	Cash Compensation	Other Compensation	Total Compensation
Catherine Berman	President, Chief Executive Officer, Co-Founder, Director	$208,000	$0	$208,000
Yuliya Tarasava	Chief Operating Officer, Co-Founder, Treasurer, Secretary, Director	$209,225	$0	$209,225

Executive compensation is set annually, based on several factors including company and individual leadership, performance compensation of competitor peer group, and other factors. Non-officer directors are reimbursed for reasonable travel expenses for meeting attendance, but are not compensated. Officers do not receive additional compensation for director activities. The total number of directors is four. The total compensation earned by directors who also serve as executive officers for the 2023 fiscal year was $417,225.

23

TRANSACTIONS WITH RELATED PARTIES

If the Company enters into transactions with related parties in the future, we will file a Supplement to the Offering Circular. Any compensation paid by the Company to a related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

•	Any Director, executive officer, or significant employee of the Company or the Manager;

•	Any person who has been nominated as a Director;

•	Any person who owns more than 10% of the voting power of the Company; and

•	An immediate family member of any of the foregoing.

24

MANAGEMENT DISCUSSION

You should read the following discussion together with our consolidated financial statements and the related notes and other financial information elsewhere in this Offering Circular.  Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.  You should also review “Risks of Investing” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company operates an online impact investment platform that (1) using the capital raised from individual and institutional investors, offers loans to CFOs that in turn lend to under-resourced communities, and (2) assists its clients with opening interest-bearing deposits, called Impact Cash®, at CFOs institutions. As of June 30, 2024, the Company had approximately $72,084,000 outstanding in loans and interest with CFOs, and has approximately $273,000,000 in deposits at CFOs.

The Company generates revenue on loans by retaining the difference between the interest earned on deployed funds versus the interest paid to its investors, and on its deposit services by charging service fees for client funds deposited into CFOs.

Operating Results

Revenues

During the year ended December 31, 2023, the Company generated approximately $3,364,000 in revenue compared to $3,000,000 reported in the comparable period in the prior year, due to increases in interest income on loans and deposits and increased fee income. Despite gradual decreases in loan and deposit balances throughout the year ended December 31, 2023, interest income increased compared to the comparable period in the prior year due to higher yields on loans and deposits due to the economic environment. The majority of the increase was the result of higher interest rates earned on interest-bearing deposits in banks relating to a cash-management product previously available to clients and the investment of corporate funds, primarily the proceeds of the Series A financing in late 2022 as discussed below, in insured certificates of deposits and money market accounts.

For the six months ended June 30, 2024, the Company generated approximately $1,685,000 in revenue, maintaining interest income levels from the same period in the prior year while increasing service fee income.

Under our business model for Impact Cash®, we generate revenue by charging our clients a service fee. Service fees earned from Impact Cash® clients was approximately $540,000 in the year ended December 31, 2023, compared to approximately $85,000 in the comparable period in the prior year. This increase was the result of an increase in the number of Impact Cash® clients.

We also earn servicing fees for consulting work, including grant administration activities, on behalf of foundations and other institutions. The consulting work leverages CNote’s knowledge, expertise and technology in identifying and underwriting community finance organizations as well as monitoring and reporting on their financial and impact performance. Service fees earned for such work in the years ended December 31, 2023 and 2022 was $0 and approximately $472,000, respectively.  Cash received by CNote as grants from foundations and other institutions or as servicing fees for grant administration activities is deferred and recognized as earned. The Company records grants received as revenue when all donor-imposed conditions on the grant have been satisfied and defers revenue which has not yet met the conditions for recognition. For grants that specify a service period or service requirements, including research studies or similar activities, revenues are recognized over the term of the arrangement as the underlying services are performed. The Company records grant administration service fees as revenue over the period the services are performed. The Company earns grant-related revenue in two ways depending on the legal form imposed by the grantor: either as grantee or for consulting services provided in execution of grant objectives. The Company recognizes grant-related revenue in the consolidated statement of operations as either grant revenue or service fees, depending on the legal form of the grant. The following shows the grant-related revenue recognized for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022.

	Six months ended	Year ended	Year ended
	June 30, 2024	December 31, 2023	December 31, 2022
Grant administration service fees	$-	$-	$472,102
Grants received	166,667	500,000	415,833
Total grant-related revenue	$166,667	$500,000	$887,935

25

Operating Expenses

During the year ended December 31, 2023, the Company had operating expenses of approximately $5,858,000 compared to approximately $4,355,000 in the comparable period in the prior year. The largest line items of operating expenses were payroll and payroll taxes as well as legal and other professional services supporting continued business development and expansion.

Employee-related costs were approximately $3,462,000 and $2,213,000 in the years ended December 31, 2023 and 2022, respectively. The increase in these costs during the year ended December 31, 2023 resulted from planned expansion of staff during that period to generate and support business growth. Employee-related costs declined slightly in the six months ended June 30, 2024 compared to the six months ended June 30, 2023 to approximately $1,505,000, reflecting strategic measures enacted by Company management.

Professional services, including legal and other professional services, were approximately $1,475,000 and $1,216,000 in the years ended December 31, 2023 and 2022, respectively. The increase in these costs resulted from increased use of services to support continued business development and expansion.  Professional services include website hosting and security costs of approximately $46,000 and $40,000 for the years ended December 31, 2023 and 2022, respectively. Other professional services also include consultants providing accounting, auditing, tax preparation, engineering, technology security, and marketing services. Professional services expenses declined slightly in the six months ended June 30, 2024 to approximately $510,000, reflecting refinement of the Company’s use of such services.

Sales and marketing expenses were approximately $375,000 and $216,000 in the years ended December 31, 2023 and 2022, respectively. The increase in these costs resulted from planned expansion of efforts to attract and retain clients in all lines of business. Sales and marketing expenses for the six months ended June 30, 2024 were approximately $120,000, reflecting continued refinement of our customer acquisition strategy.

General and administrative expenses were approximately $546,000 and $711,000 in the years ended December 31, 2023 and 2022, respectively. The decrease in these costs reflects operational efficiencies realized as the organization matures. General and administrative expenses for the six months ended June 30, 2024 were approximately $315,000.

Financial Condition

At December 31, 2023, cash and cash equivalents and restricted cash totaled approximately $1,807,000. The balance of cash and cash equivalents and restricted cash at December 31, 2022 was approximately $5,274,000, which included a large portion of funds raised in the Series A financing that closed in late 2022 as discussed below. The decrease reflects the planned use of the funds raised for continued business development. At June 30, 2024, cash and cash equivalents were approximately $1,449,000.

In connection with the development of Impact Cash®, we discontinued offering an earlier deposit-related product and offered clients the opportunity to transition to Impact Cash®. As a result of this transition, interest-bearing deposits in banks and total notes payable decreased by approximately $18 million in the year ended December 31, 2023 and approximately $1 million in the six months ended June 30, 2024.

26

Liquidity and Capital Resources

Sources of Liquidity

To date, the Company has funded operations primarily through Simple Agreements for Future Equity agreements (SAFEs), convertible promissory notes, and issuance of preferred stock. The Company has funded its lending activities through investments in notes payable by accredited and non-accredited investors.

Equity and Convertible Debt Financing

On August 25, 2020, the Company entered into a Series Seed Preferred Stock financing whereby the Company authorized 11,009,805 shares of Preferred Stock and designated and issued 10,851,841 shares of Series Seed Preferred Stock in exchange for conversion of the entirety of the Company’s SAFEs in the amount of $1,619,500, conversion of the entirety of the outstanding amount of the Company’s convertible notes in the principal amount of $1,725,660 plus accrued interest, and cash consideration of approximately $3,400,000.

On August 31, 2022, the Company entered into a Series A Preferred Stock financing whereby the Company authorized an additional 8,129,644 shares of Preferred Stock, bringing the total authorized shares of Preferred Stock to 19,139,449, and designated and issued 8,287,608 shares of Series A Preferred Stock in exchange for cash consideration of $7,250,000. As of December 31, 2022, the Company has sold and issued an aggregate total of 19,139,449 shares of Preferred Stock.

The capital raised has been used to develop and maintain the Company’s platform, to fund legal expenses, for marketing and advertising, for expanding operations, and for other general corporate purposes.

Operating and Capital Expenditure Requirements

 The Company expects these existing funds, together with its recurring operating revenue, to be sufficient to meet anticipated near-term cash operating expenses and capital expenditure requirements. If those funds are insufficient to satisfy liquidity requirements, the Company intends to seek additional equity or debt financing. The sale of equity may result in dilution to our stockholders and those securities may have rights senior to those of our shares of Common Stock and Preferred Stock. If the Company raises additional funds through the issuance of debt, the agreements governing such debt could contain covenants that would restrict our operations and such debt would rank senior to shares of our Common Stock. The Company may require additional capital beyond currently anticipated amounts and additional capital may not be available on reasonable terms, or at all.

Management Plans and Going Concern

Our auditors have noted in the year ended December 31, 2023 audit that certain conditions including the Company not generating significant revenue from principal operations and projected continued losses raise substantial doubt about the Company’s ability to continue as a going concern. In 2024, the Company secured grant funding and has received additional investor financing in 2025 to support accelerated business growth, with strong investor interest. Furthermore, the Company has enhanced operational efficiency and optimized spending through automation, positioning itself on a clear path to profitability

27

Trends and Key Factors Affecting Our Performance

Investment in Long-Term Growth

The core elements of the Company’s growth strategy include acquiring new clients, broadening distribution capabilities through strategic partnerships, extending customer lifetime value, and enhancing data, analytical, and customization capabilities. The Company plans to continue to invest significant resources to accomplish these goals, and the Company anticipates that its operating expenses, particularly sales and marketing and technology expenses, will continue to increase for the foreseeable future. These investments are intended to contribute to long-term growth, but they may affect near-term profitability.

Originations

The Company’s future growth will continue to depend, in part, on attracting additional investors and deposit account clients while entering into lending and depository relationships with more CFOs. The Company plans to increase its sales and marketing spending to seek to attract these investors and clients. We expect to rely on strategic distribution partners, affinity networks, and conference and public relations strategies for investor and client growth.

The Company expects our CFO borrowers’ need for private debt capital to increase in the future. The extent to which the Company can satisfy that increased demand for debt financing will be an important factor in its continued revenue growth. Building relationships with the membership industry network and CFO coalitions has proven to be a stable source of referrals to CFO borrowers, and we expect this trend to continue.

Data and Technology Application

The Company is exploring other applications of its servicing technology, underwriting model, and aggregate data on the community finance sector outside of internal use. The Company believes the wider use of technology in the impact investing and CDFI sector can result in a more efficient and timely capital deployment and in a more targeted impact created in underserved communities around the country.

Risk of Credit Losses

The Company recognizes the risk of loan losses by establishing a reserve of one percent (1%) for potential losses to all new loans extended to CFOs. The Company places all loans 90 days past due as to principal or interest on nonaccrual status. Since inception, the Company has not experienced any loan losses or past due balances, no loans have been placed on nonaccrual status, and no loans have been modified.

28

FINANCIAL STATEMENTS

CNOTE GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
CNote Group, Inc.

Opinion

We have audited the accompanying consolidated financial statements of CNote Group, Inc. and subsidiary (a Delaware corporation), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNote Group, Inc as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully explained in Note 1 to the financial statements, certain conditions including the Company not generating significant revenue from principal operations and projected continued losses raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these factors are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of CNote Group, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CNote Group, Inc.’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

F-2

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CNote Group, Inc.’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about CNote Group, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California

April 29, 2024

F-3

CNOTE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2023 AND 2022

	2023	2022

Assets
Cash and cash equivalents	$1,434,123	$4,803,648
Restricted cash (Note 2)	372,641	470,438
Interest-bearing deposits in banks	9,203,532	27,093,489
Accrued interest receivable	1,424,518	1,640,886
Loans held for investment
Loans held for investment at amortized cost	9,620,232	10,817,509
Loans held for investment at fair value	60,863,839	62,407,668
Allowance for loan losses	(81,522)	(108,175)
Net loans held for investment	70,402,549	73,117,002

Other assets	370,535	127,388
Total assets	$83,207,898	$107,252,851

Liabilities and Stockholders' Equity
Notes payable held at amortized cost	$18,083,220	$36,213,386
Notes payable held at fair value	60,863,839	62,407,668
Accrued interest payable	904,872	1,273,213
Deferred revenue	166,667	416,667
Other liabilities	84,810	166,129
Total liabilities	80,103,408	100,477,063

Commitments and contingencies (Note 5)	-	-

Stockholders' Equity
Preferred stock; par value of $0.00001 per share; 19,139,449 shares authorized, issued and outstanding (liquidation preference value of $14,065,739)	191	191
Common stock; par value of $0.00001 per share; 38,000,000 shares authorized, 6,842,897 and 6,802,864 shares issued and outstanding as of December 31, 2023 and 2022, respectively	68	68
Additional paid-in capital	15,010,162	14,903,624
Accumulated deficit	(11,905,931)	(8,128,095)
Total stockholders' equity	3,104,490	6,775,788
Total liabilities and stockholders' equity	$83,207,898	$107,252,851

See accompanying notes to the consolidated financial statements.

F-4

CNOTE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022

Operating Revenues
Interest income on loans	$1,913,845	$1,865,385
Other interest income	403,669	144,004
Total interest income	2,317,514	2,009,389
Interest expense	1,309,204	1,365,165
Net interest income	1,008,310	644,224
Provision for (recapture of) loan losses	(26,653)	(277,503)
Net interest income after provision for loan losses	1,034,963	921,727

Other Income
Service fees and other income	546,623	574,522
Grants received	500,000	415,833
Total other income	1,046,623	990,355
Net Revenue	2,081,586	1,912,082

Operating Expenses
Salaries and employee benefits	3,461,862	2,212,679
Professional services	1,474,783	1,215,742
General and administrative	545,863	710,788
Sales and marketing	375,314	215,875
Total operating expenses	5,857,822	4,355,084

Net loss before taxes	(3,776,236)	(2,443,002)

Provision for income taxes	1,600	883

Net loss	$(3,777,836)	$(2,443,885)

Weighted average common shares outstanding - basic and diluted	6,818,548	6,771,952
Basic and diluted net loss per share	$(0.55)	$(0.36)

See accompanying notes to the consolidated financial statements.

F-5

CNOTE GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Preferred Stock		Common Stock				Total
					Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity
December 31, 2021	10,851,841	$109	6,770,442	$68	$7,762,787	$(5,684,210)	$2,078,754
Issuance of series A preferred stock for cash, net of offering costs	8,287,608	82	-	-	7,105,853	-	7,105,935
Exercise of options to purchase common stock	-	-	32,422	-	4,052	-	4,052
Stock-based compensation	-	-	-	-	30,932	-	30,932
Net loss	-	-	-	-	-	(2,443,885)	(2,443,885)
December 31, 2022	19,139,449	$191	6,802,864	$68	$14,903,624	$(8,128,095)	$6,775,788
Exercise of options to purchase common stock	-	-	40,033	-	6,005	-	6,005
Stock-based compensation	-	-	-	-	100,533	-	100,533
Net loss	-	-	-	-	-	(3,777,836)	(3,777,836)
December 31, 2023	19,139,449	$191	6,842,897	$68	$15,010,162	$(11,905,931)	$3,104,490

See accompanying notes to the consolidated financial statements.

F-6

CNOTE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,777,836)	$(2,443,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	100,533	30,932
Provision for (recapture of) loan losses	(26,653)	(277,503)
Changes in operating assets and liabilities:
Accrued interest receivable	(571,714)	(703,809)
Other assets	(243,146)	(114,723)
Other liabilities	(81,319)	(70,328)
Deferred revenues	(250,000)	(62,935)
Accrued interest payable	792,556	855,848
Net cash used in operating activities	(4,057,579)	(2,786,403)

CASH FLOWS FROM INVESTING ACTIVITIES:
Lendings under loans receivable	(4,371,331)	(25,231,646)
Repayment of loans receivable	7,916,114	9,941,252
Investment in interest-bearing accounts	-	(1,743,000)
Liquidation of interest-bearing accounts	17,889,957	22,717,302
Net cash provided by investing activities	21,434,740	5,683,908

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	6,125,909	25,662,126
Repayment of notes payable	(26,976,397)	(34,114,970)
Proceeds from issuance of series A preferred stock, net of costs	-	7,105,935
Proceeds from exercise of options to purchase common stock	6,005	4,052
Net cash used in financing activities	(20,844,483)	(1,342,857)

Increase (decrease) in cash, cash equivalents, and restricted cash	(3,467,322)	1,554,648
Cash, cash equivalents, and restricted cash, beginning of year	5,274,086	3,719,438
Cash, cash equivalents, and restricted cash, end of year	$1,806,764	$5,274,086

Supplemental disclosures of cash flow information:
Cash paid for interest	$516,648	$1,078,140
Cash paid for income taxes	$1,600	$883

Noncash investing and financing activities:
Interest receivable converted to loan principal	$788,082	$94,098
Interest payable converted to note principal	$1,160,897	$568,823

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$1,434,123	$4,803,648
Restricted cash	372,641	470,438
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$1,806,764	$5,274,086

See accompanying notes to the consolidated financial statements.

F-7

CNOTE GROUP, INC

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

CNote Group, Inc. was incorporated on April 22, 2016 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Oakland, California. The consolidated financial statements of CNote Group, Inc. (which may be referred to as "CNote", the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Through its online platform and proprietary technology, CNote allows individuals and institutions to invest locally to further economic equality, racial justice, gender equity, and address climate change. With the aim of closing the wealth gap, CNote's fixed income and depository solutions provide a diversified and scalable way to support job creation, small business growth, affordable housing development, and lasting economic growth in underserved communities primarily through partnerships with Community Development Financial Organizations (“CDFIs”) and other community finance organizations (“CFOs”) dispersed across the United States. CDFIs can be banks, credit unions, loan funds, microloan funds or venture capital providers that focus on providing loans to businesses in economically underdeveloped cities and neighborhoods in the United States and, as such, become qualified as a CDFI by the United States Department of the Treasury. Once qualified, CDFIs are eligible to be partially funded by the United States Department of the Treasury through the CDFI Fund established in 1994.

The Company intends to offer investors competitive rates of return on their investments compared to more traditional lower risk investment vehicles such as cash alternatives and fixed income. The Company earns revenue in a few ways. In addition to the spread (the difference between the rates CNote earns from its CDFI borrowers and the rates it pays to its investors), CNote charges servicing fees on cash deployed on behalf of its clients, and earns consulting fees from foundations and other institutions that are interested in supporting BIPOC communities and promoting the social justice as a part of their investment and programmatic mandates. The consulting work leverages CNote’s knowledge, expertise, and technology in identifying and underwriting CDFIs as well as monitoring and reporting on their financial and social impact performance. For corporate or institutional clients that invest in CDFIs directly, CNote’s internal CDFI underwriting and monitoring technology can be customized to fit their needs.

In December 2018, the Company formed a wholly-owned subsidiary, CNote Lending, LLC, for the purpose of holding a California Finance Lenders license pursuant to the California Financing Law and to make loans to CDFIs. CNote Lending, LLC received its California Finance Lenders license in January 2020.

Management Plans and Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not yet generated sufficient revenues from principal operations to fully finance the costs of operating and growing its business. If profitable operations are not achieved before the Company’s current operating funds are exhausted, the Company will be reliant on financing to support continuing operations and business growth. These factors, among others, raise doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Fluctuations in market rates of return and other economic trends may impact investors’ appetite for CNote’s fixed income offerings.

On a regular basis, the Company evaluates the rates of return offered on its investments to maintain competitiveness with other instruments from a financial return and impact perspective.

On August 25, 2020, the Company closed a Series Seed equity financing to sell shares of Preferred Stock. On August 31, 2022, the Company closed a Series A equity financing to sell additional shares of Preferred Stock. The capital raised has been used to develop and maintain the Company’s platform, to fund legal expenses, for marketing and advertising, for expanding operations, and for other general corporate purposes. The Company anticipates additional financing rounds to raise capital for accelerated growth of the business and has received substantial interest from investors.

F-8

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates.

Significant estimates include but are not limited to the valuation of loan loss reserves and the valuation of stock-based compensation awards. It is reasonably possible that changes in estimates will occur in the near term.

Cash and Cash Equivalents

The Company maintains its cash with major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Cash equivalents include highly liquid debt instruments purchased with an original maturity of three months or less.

At December 31, 2023, the Company held $372,641 in cash received as grant funds, to be used for activities in support of the grant’s stated goals. This cash is reported on the balance sheet as restricted.

Interest-bearing Deposits in Banks

In connection with its cash management product, the Company facilitates the creation of interest-bearing deposit accounts for the benefit of its clients in CFOs located in the United States of America. The Company also invests its own operating funds in such institutions in accordance with its treasury management policies. Deposits include certificates of deposits with initial terms of up to 24 months and money market accounts. Balances are insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration up to $250,000.  At times, the Company may maintain balances in excess of the insured limits. In the normal course of business, the Company expects to hold such instruments to maturity.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2023 and 2022. The respective carrying value of all financial instruments approximated their fair values. These financial instruments include loans held for investment and notes payable and interest receivable and payable.

The Company has adopted fair value presentation for payment-dependent notes issued under Regulation D of the Securities Act of 1933. These notes are available only to accredited and institutional investors and under the terms of the notes are dependent upon repayment of a portion of the Company’s loans to CFOs. The amount and term to maturity of loans funded by these notes match the underlying loan. If the loan is repaid in accordance with its terms, the note will be repaid in full according to its terms. If the loan does not fully perform, investors in payment-dependent notes will receive payment of the pro-rata portion of any payments received on the loan. Accordingly, the Company has presented payment-dependent notes issued after the date of the fair-value election at their fair value as represented by the note amount less the amount of loan loss reserve recorded against the related loan receivable from CFOs. See Note 4.

F-9

The following tables present the fair value hierarchy for assets and liabilities measured at fair value at December 31, 2023 and 2022:

December 31, 2023	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Loans held for investment	$-	$-	$60,863,839	$60,863,839
Total assets	$-	$-	$60,863,839	$60,863,839
Liabilities:
Notes payable	$-	$-	$60,863,839	$60,863,839
Total liabilities	$-	$-	$60,863,839	$60,863,839

December 31, 2022	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Loans held for investment	$-	$-	$62,407,668	$62,407,668
Total assets	$-	$-	$62,407,668	$62,407,668
Liabilities:
Notes payable	$-	$-	$62,407,668	$62,407,668
Total liabilities	$-	$-	$62,407,668	$62,407,668

The following tables present additional information about Level 3 assets and liabilities measured at fair value at December 31, 2023 and 2022:

	Outstanding Principal Balance	Valuation Adjustments	Fair Value
Balance at December 31, 2021	$39,187,134	$(783,743)	$38,403,391
Change in loan loss reserve estimate (see Note 4)	-	391,872	391,872
Loan originations	26,284,277	(262,845)	26,021,432
Principal payments and retirements	(2,433,361)	24,334	(2,409,027)
Balance at December 31, 2022	$63,038,050	$(630,382)	$62,407,668
Loan originations	14,834,164	(148,342)	14,685,822
Principal payments and retirements	(16,393,588)	163,937	(16,229,651)
Balance at December 31, 2023	$61,478,626	$(614,787)	$60,863,839

	Outstanding Principal Balance	Valuation Adjustments	Fair Value
Balance at December 31, 2021	$39,187,134	$(783,743)	$38,403,391
Change in loan loss reserve estimate (see Note 4)	-	391,872	391,872
Notes payable issued	26,284,277	(262,845)	26,021,432
Principal payments and retirements	(2,433,361)	24,334	(2,409,027)
Balance at December 31, 2022	$63,038,050	$(630,382)	$62,407,668
Notes payable issued	14,834,164	(148,342)	14,685,822
Principal payments and retirements	(16,393,588)	163,937	(16,229,651)
Balance at December 31, 2023	$61,478,626	$(614,787)	$60,863,839

F-10

Loans Held for Investment and Related Notes Payable

Management expects that the terms of the Company’s loans held for investment and the notes payable used to fund the loans held for investment typically will be 30 months or 60 months based on the current operating structure. In the normal course of business, the Company expects to hold such instruments to maturity. However, provisions within the terms of such instruments having 30-month terms allow for liquidity on demand of 10% per quarter. Accordingly, should the need arise, 40% of such loans held for investment and related notes payable can be due on demand within one year.

Stock Options and Warrants

The Company has issued stock options and warrants to employees and to key advisors as compensation for services performed. The Company has accounted for these awards under ASC section 718 and Accounting Standards Update (“ASU”) 2018-07. Stock-based compensation cost is measured at the grant date based on the fair value of the award using an established option pricing model and is recognized as expense ratably over the requisite service period, which is generally the option or warrant vesting period. See Note 8.

Revenue Recognition and Cost of Revenues

CNote deploys capital from individuals and institutions to CDFIs and on behalf of its clients to community finance depository institutions. The Company earns interest on its loan deployments, which are a significant source of its revenues. All such deployments are governed by signed contracts between the Company on the one hand and either the CDFIs or the community finance depository institutions on the other hand. Interest income is recorded based on the terms of the master promissory agreement with each CDFI Loan Fund or the terms of Money Market or Certificate of Deposit agreements with depository institutions. The interest is accrued monthly. If ninety (90) days pass without the interest being paid in accordance with normal disbursement practices per the agreement, then the Company will cease recording revenue until such time that the interest is collected.

CNote aggregates money from individuals and institutions through its online platform. The Company must pay interest on the capital to its clients. All such loans are governed by signed contracts between the Company and investors. The interest, which accrues according to the agreements’ governing terms of the loans from clients, constitutes the major portion of the Company’s direct cost of interest income. Other direct costs of interest income include the provision for loan loss reserve.

CNote also generates fees from consulting work performed on behalf of foundations and other institutions who as a part of their investment and programmatic mandates are interested in supporting BIPOC communities and promoting social justice. This consulting work leverages CNote’s knowledge, expertise and technology in identifying and underwriting CDFIs as well as monitoring and reporting on their financial and impact performance. For corporate or institutional clients that invest in CDFIs directly, CNote’s internal CDFI underwriting and monitoring technology can be customized to fit their needs. Revenue for these activities is recognized over the period in which the work is performed and is deferred until recognizable.

CNote earns servicing fees on clients’ cash deposited into community finance depository organizations via CNote’s proprietary technology. These fees are accrued in accordance with signed agreements between the Company and its clients, and in accordance with those agreements are deducted from earnings disbursed to clients or paid by clients via invoice.

From time to time, CNote receives grants from foundations and other institutions. The Company records grants received as revenue when all donor-imposed conditions on the grant have been satisfied and defers revenue which has not yet met the conditions for recognition. For grants that specify a service period or service requirements, including research studies or similar activities, revenues are recognized over the term of the arrangement as the underlying services are performed.

The table below summarizes the changes in deferred grant revenues for the years ended December 31, 2023 and 2022:

Deferred Grant Revenue
Balance at December 31, 2021	$479,602
Grant funds received	825,000
Grant revenue recognized	(887,935)
Balance at December 31, 2022	$416,667
Grant funds received	250,000
Grant revenue recognized	(500,000)
Balance at December 31, 2023	$166,667

The balance at December 31, 2023 will be recognized as earned revenue in 2024.

F-11

Loan Loss Reserve

The Company establishes a reserve for potential losses to loans extended to CFOs, other than those funded by payment-dependent notes and measured at fair value. The amount of the loan loss reserve is determined based on industry norms and trends and expected future conditions, as well as the Company’s historical experience. Since commencing operations, the Company has not experienced any delinquencies or charge-offs of loans to CFOs. From inception through December 31, 2021, the Company established the reserve at two percent of principal. Based upon changes in overall industry rates for similar loans, and on the Company’s historical experience, the reserve rate was revised to one percent effective January 1, 2022. Based on the factors described above, the Company has determined that a reserve rate of one percent remains appropriate for 2023.

Other than adjustments for changes in estimates, reversals to the loan loss reserve will happen only when the loans mature. If no loss has occurred on a particular loan, the loss reserve will be reversed and recognized as a reduction of the loan loss reserve at maturity of the loan. On the other hand, if any loan becomes unrecoverable, the entire amount of the loan will be charged off against the loan loss reserve, when and if facts and circumstances indicate that such a write off is necessary.

In general, we do not record a loan loss reserve for accrued interest receivables. Uncollected accrued interest is reversed through interest income in a timely manner in line with our non-accrual and past due policies for loans.

The Company uses fair value presentation for payment-dependent notes issued under Regulation D. The Company has presented payment-dependent notes at their fair value as represented by the note amount less the amount of loan loss reserve recorded against the related loan receivable from CFOs. The amount recognized in expense by the Company as provision for loan losses is reduced by the portion of the loan loss reserve recorded against such notes. See Note 4.

Nonaccrual Loans

Loans that are 90 days past due as to principal or interest are placed on nonaccrual status, and accrued interest receivable on the loan is reversed. Loans are restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising costs expensed totaled $77,116 and $44,095 for the years ended December 31, 2023 and 2022, respectively.

Research and Development

The Company incurs research and development costs during the process of researching and developing new technologies and future online offerings. Such costs are expensed as incurred.

Income Taxes

The Company applies ASC section 740. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2023 and 2022, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Loss per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share excludes Common Stock equivalents for the years ended December 31, 2023 and 2022 as they are anti-dilutive. The Common Stock equivalents, which include outstanding convertible Preferred Stock, options, and warrants, excluded from diluted loss per share total 26,004,782 and 26,165,347 share equivalents for the years ended December 31, 2023 and 2022, respectively.

F-12

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CNote Group, Inc., its wholly-owned subsidiary, CNote Lending, LLC, and CNote Trust, of which CNote was a trustee until CNote Trust was dissolved on May 24, 2022. All intercompany accounts and transactions have been eliminated in consolidation.

Recent Accounting Pronouncements

ASU 2016-13, as amended by ASU 2019-10, changes the accounting for credit losses measurement on loans and debt securities. For loans and held-to-maturity securities, the Update requires a current expected credit loss (”CECL”) measurement to estimate the allowance for credit losses for the remaining estimated life of the financial asset. The CECL measurement must be developed using historical experience, current conditions, and reasonable and supportable forecasts. The standard will also expand disclosure requirements. Adoption of the new standard was required for the Company effective January 1, 2023. The adoption of this standard did not materially affect the Company’s consolidated financial statements.

The Financial Accounting Standards Board issues Accounting Standards Updates to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

Reclassifications

Certain amounts in the accompanying consolidated financial statements have been reclassified for the year ended December 31, 2022 to conform with the presentation for the year ended December 31, 2023.

NOTE 3 – LOANS HELD FOR INVESTMENT AND INTEREST RECEIVABLE

Loans held for investment represent the principal amounts of outstanding loans the Company has made to CFOs, less loan loss reserves as described below. Interest receivable represents the outstanding interest due from CDFI borrowers.

As of December 31, 2023, the Company has outstanding loans and interest receivable from 42 CFO borrowers in the gross carrying amount of approximately $72,523,000. Under terms of the respective master promissory notes, the loans earn interest at rates ranging from 1.5% to 4.5% per annum. Interest on the loans is due according to each loan’s contractual terms, which range from monthly payment of interest, to interest due at maturity. The loans mature in 30 to 96 months and may be prepaid by the borrower at any time without penalty. For loans with 30-month terms, the Company has the option to request repayment of 10% of the original loan amount on a quarterly basis. These requests are based on the requests of note payable holders disclosed in Note 4.

During the year ended December 31, 2023, the Company was repaid approximately $7,916,000 on the principal of loans held for investment which were used to repay notes payable.

As of December 31, 2022, the Company had outstanding loans and interest receivable from 35 CFO borrowers totaling approximately $75,495,000. During the year ended December 31, 2022, the Company was repaid approximately $9,941,000 on the principal of loans held for investment which were used to repay notes payable.

As of December 31, 2021, the Company had outstanding loans and interest receivable from 32 CDFI borrowers totaling approximately $59,499,000.

The Company has recorded a provision for loan losses, as described in Note 2. The loan loss reserve totaled $81,522 and $108,175 as of December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, all loans were contractually current and no loans had been placed on nonaccrual status. No loans were modified during the years ended December 31, 2023 and 2022.

F-13

The table below summarizes the changes in the allowance for credit losses for the years ended December 31, 2023 and 2022:

Allowance for loan losses, December 31, 2021	$385,678
Loans charged off	-
Recoveries of previously charged off loans	-
Net charge-offs	-
Provision for (recapture of) loan losses	(277,503)
Allowance for loan losses, December 31, 2022	$108,175
Loans charged off	-
Recoveries of previously charged off loans	-
Net charge-offs	-
Provision for (recapture of) loan losses	(26,653)
Allowance for loan losses, December 31, 2023	$81,522

As of December 31, 2023, loans held for investment have approximate contractual maturities as follows:

Year Ending December 31,
2024	$11,172,000
2025	33,484,000
2026	20,643,000
2027	3,600,000
2028	1,200,000
Thereafter	1,000,000
Total	$71,099,000

NOTE 4 – NOTES PAYABLE AND INTEREST PAYABLE

Notes Payable

Notes payable represent the principal amounts of outstanding borrowings from individual and institutional clients. Interest payable represents the outstanding interest the Company owes to the note holders. Notes payable from clients are not a source of financing for the Company’s operations; rather, they are used to fund CFO loans held for investment (Note 3) and short-term investments in CFOs under the Company’s cash management program.

As of December 31, 2023 and 2022, gross notes payable totaled approximately $79,562,000 and $99,251,000, respectively. Notes issued to investors in the Company’s CFO loans mature in 30 to 96 months and earn interest at the rate of 0.5% to 4.0% per annum. Additionally, the interest rate may be adjusted to the extent rates earned from loans to CFOs vary in the future. Notes with original 30-month maturities issued under Regulation D may be rolled over for additional 30-month terms at the option of the holder. Certain notes provide the holder an option to call 10% of the original note balance each quarter.

The Company has adopted fair value presentation for payment-dependent notes payable issued under Regulation D. These notes are available only to accredited and institutional investors and under the terms of the notes are dependent upon repayment of a portion of the Company’s loans to CFOs. The amount and term to maturity of loans funded by these notes match the underlying note. If the loan is repaid in accordance with its terms, the note will be repaid in full according to its terms. If the loan does not fully perform, investors in payment-dependent notes will receive payment of the pro-rata portion of any payments received on the loan. Accordingly, the Company has presented payment-dependent notes at their fair value as represented by the note amount less the amount of loan loss reserve recorded against the related loan receivable from CFOs, at a rate of one percent, as described in Note 2. At December 31, 2023 and 2022, the Company has recorded a valuation adjustment for notes subject to this presentation in the amount of $614,787 and $630,382, respectively.

F-14

As of December 31, 2023, notes payable mature approximately as follows:

Year Ending December 31,
2024	$24,961,000
2025	28,456,000
2026	20,345,000
2027	3,600,000
2028	1,200,000
Thereafter	1,000,000
Total	$79,562,000

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with, and does not know of, any pending or threatening litigation against the Company or any of its officers.

NOTE 6 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31, 2023 and 2022:

	2023	2022
Current tax provision
Federal	$-	$-
State	1,600	883
Total	$1,600	$883

Deferred tax provision (benefit)
Federal	$(770,000)	$(507,000)
State	(324,000)	(213,000)
Valuation allowance	1,094,000	720,000
Total	$-	$-
Total provision for income taxes	$1,600	$883

In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2023 and 2022, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

F-15

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31, 2023 and 2022:

	2023	2022
Deferred tax asset (liability) attributable to:
Net operating loss carryover	$3,318,000	$1,977,000
Temporary differences	(106,000)	141,000
Valuation allowance	(3,212,000)	(2,118,000)
Net deferred tax asset	$-	$-

The valuation allowance for deferred tax assets increased to $3,212,000 and $2,118,000 during the years ended December 31, 2023 and 2022, respectively.

Based on federal tax returns filed, or to be filed, through December 31, 2023, the Company has available approximately $11,121,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards of approximately $485,000 start to expire in 2036 or 20 years for federal income tax reporting purposes. Under the CARES Act, net operating loss carryforwards of approximately $10,636,000 arising from tax years beginning after 2017 can be carried forward indefinitely. For California state tax reporting purposes, net operating loss carryforwards cannot be used in tax years beginning on or after January 1, 2020 and before January 1, 2023 in accordance with California Assembly Bill 85. The Company’s net operating loss carryforwards will begin to expire in 2036 for state tax reporting purposes.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities starting in 2016. The Company currently is not under examination by any tax authority.

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 19,139,449 shares of Preferred Stock, each having a par value of $0.00001. Of such Preferred Stock, 8,287,608 shares are designated as “Series A Preferred Stock” with a liquidation preference of $0.8748, 4,857,827 shares are designated as “Series Seed-1 Preferred Stock” with a liquidation preference of $0.7062, 1,601,857 shares are designated as “Series Seed-2 Preferred Stock” with a liquidation preference of $0.60835, 3,948,339 shares are designated as “Series Seed-3 Preferred Stock” with a liquidation preference of $0.56496, and 443,818 shares are designated as “Series Seed-4 Preferred Stock” with a liquidation preference of $0.40557. The Preferred Stock is convertible to Common Stock at a one for one basis at the option of the holder, ranks pari passu with Common Stock with respect to dividends (other than dividends on shares of Common Stock payable in Common Stock) and payments in the event of any voluntary or involuntary dissolution or winding up of the Company. In the event of a Deemed Liquidation Event, as defined in the Company’s Certificate of Incorporation, holders of Preferred Stock shall be entitled to receive preferential payment, before any distribution or payment is made to holders of Common Stock, of an amount defined as the Liquidation Amount in the Company’s Certificate of Incorporation. Each holder of Preferred Stock has voting rights equal to the number of shares of Common Stock into which the holder’s Preferred Stock is convertible as of the record date for determining voting eligibility.

On August 31, 2022, the Company issued 8,287,608 Preferred Shares in its Series A financing, in exchange for cash consideration of $0.8748 per share, for total proceeds of $7,250,000.

As of December 31, 2023 and 2022, 19,139,449 shares of Preferred Stock, comprised of 8,287,608 shares of Series A Preferred Stock, 4,857,827 shares of Series Seed-1 Preferred Stock, 1,601,857 shares of Series Seed-2 Preferred Stock, 3,948,339 shares of Series Seed-3 Preferred Stock, and 443,818 shares of Series Seed-4 Preferred Stock, are issued and outstanding.

Costs of Series A Financing

The Company incurred legal costs of $144,065 related to the closing of its Series A financing during 2022. These costs were recorded as a reduction of additional paid in capital received in the Series A financing.

The Company issued Common Stock purchase warrants for a total of 400,000 shares to advisors for services performed in connection with the Series A financing. The value of the warrants granted, totaling $43,958, was accounted for as a cost of the financing. As the granting of the warrants is both an increase and a decrease in additional paid in capital, the net effect of the warrants’ issuance on the Company’s equity accounts is $0 for the year ended December 31, 2022. Please see below for discussion of valuation of the warrants at issuance.

F-16

Common Stock

The Company is authorized to issue 38,000,000 shares of Common Stock, each having a par value of $0.00001. As of December 31, 2023, 6,842,897 shares of Common Stock are issued and outstanding, 6,000,000 of which are held by the Company’s two co-founders who remain active in the daily operations of the Company. As of December 31, 2022, 6,802,864 shares of Common Stock were issued and outstanding, 6,000,000 of which were held by the Company’s two co-founders.

Stock Options

In 2018, the Company’s Board of Directors adopted the CNote Group, Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”). The 2018 Equity Incentive Plan was amended in 2020 and 2022 to increase the number of shares of Common Stock authorized thereunder. The 2018 Equity Incentive Plan, as amended, provides for the grant of equity awards to employees, and consultants, including stock options, stock appreciation rights and other stock or cash-based awards. Up to 9,012,207 shares of our Common Stock may be issued pursuant to awards granted under the 2018 Equity Incentive Plan, as amended. The 2018 Equity Incentive Plan, as amended, is administered by our Board of Directors, has no fixed expiration date, and may be amended, suspended, or terminated by the Board at any time.

In 2023, the Company granted 841,618 stock options under the 2018 Equity Incentive Plan, as amended, to various advisors and employees. The granted options had an exercise price of $0.180, expire in ten years from the date of the grant, and vest over four years.

The stock options were valued at a total grant date fair value of $84,306 using the Black-Scholes pricing model as indicated below:

Expected life (range)	4.2-4.8 years
Risk-free interest rate (range)	1.6-4.4%
Expected volatility (range)	68.2-69.3%
Annual dividend yield	0%

Options granted during 2023 had a weighted average grant date fair value of $0.10 per share and vesting period of 48 months.

In 2022, the Company granted 3,441,594 stock options under the 2018 Equity Incentive Plan, as amended, to various advisors and employees. The granted options had an exercise price range of $0.180 to $0.198, expire in five to ten years from the date of the grant, and vest over four years.

The stock options were valued at a total grant date fair value of $311,377 using the Black-Scholes pricing model as indicated below:

Expected life (range)	3.7-4.5 years
Risk-free interest rate	4.3%
Expected volatility	69.9%
Annual dividend yield	0%

The expected life of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's stock options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s Common Stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

F-17

Management estimated the fair value of Common Stock by looking at a market approach which takes into consideration the value of development to date and subscriber base.

Stock Purchase Warrants

No Stock Purchase Warrants were granted in 2023.

In August 2022, for services received in connection with the Company’s Series A financing, the Company granted to an advisor Common Stock Purchase Warrants for the purchase of 400,000 shares at a purchase price of $0.18 per share. The term of the warrant was ten years. The warrant was valued at a total grant date fair value of $43,958 using the Black-Scholes pricing model as indicated below. The value of the warrants was accounted for as a cost of raising capital in connection with the Series A financing, as discussed above.

Expected life (years)	5.0
Risk-free interest rate	4.2%
Expected volatility	69.9%
Annual dividend yield	0%

The expected life, risk-free interest rate, expected volatility, and dividend yield assumptions used in pricing the warrants granted were derived as described above for options granted. The warrants remain outstanding as of December 31, 2023.

At December 31, 2023, Common Stock Purchase Warrants for the purchase of 1,555,000 shares were vested and outstanding. As of December 31, 2023, these warrants have a weighted average exercise price of $0.10 per share and a weighted average remaining life of 6.5 years.

Share-Based Awards Available for Grant

A summary of share-based awards available for grant under the Company’s 2018 Equity Incentive Plan for the years ended December 31, 2023 and 2022 was as follows:

Shares Available for Grant
Balance at December 31, 2021	877,239
Increase in authorized shares	5,650,000
Options granted	(3,441,594)
Options canceled or expired	67,274
Balance at December 31, 2022	3,152,919
Options granted	(841,618)
Options canceled or expired	962,150
Balance at December 31, 2023	3,273,451

Stock Option Activity and Related Share-Based Compensation Expense

A summary of stock option activity for the year ended December 31, 2023 was as follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in Years)
Balance at December 31, 2022	5,470,898	$0.18	6.4
Granted	841,618	0.18
Exercised	(40,033)	0.15
Canceled or expired	(962,150)	0.16
Balance at December 31, 2023	5,310,333	$0.19	5.5

F-18

At December 31, 2023, options for the purchase of 2,316,913 shares at a weighted average price of $0.18 per share and a weighted average remaining contractual life of approximately 6.1 years were vested and exercisable.

Expense for the issuance of stock options and warrants for the years ended December 31, 2023 and 2022 was $100,534 and $30,932, respectively. This expense was recorded in the Company’s consolidated statements of operations as follows:

	2023	2022
Salaries and employee benefits	$98,786	$27,353
Professional services	1,748	3,579
	$100,534	$30,932

The Company will recognize the remaining value of the options through 2027 as follows:

2024	$101,451
2025	94,284
2026	74,828
2027	4,139
$274,702

The Company recognizes stock option forfeitures as they occur, as there is insufficient historical data to accurately determine future forfeiture rates.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2023 through April 29, 2024, the issuance date of these consolidated financial statements.

There have been no events or transactions during this time which would have a material effect on these consolidated financial statements, other than those disclosed.

F-19

CNote Group, Inc.

Consolidated Financial Statements as of and for the Six-Month Periods Ended June 30, 2024 and June 30, 2023

and as of and for the Year Ended December 31, 2023

Table of Contents

Consolidated Balance Sheets	Page F-21

Consolidated Statements of Operations	Page F-22

Consolidated Statements of Stockholders’ Equity	Page F-23

Consolidated Statements of Cash Flows	Page F-24

Notes to the Consolidated Financial Statements	Page F-25

F-20

CNote Group, Inc.

Consolidated Balance Sheets

As of June 30, 2024 (unaudited) and December 31, 2023 (audited)

	June 30, 2024	December 31, 2023

Assets
Cash and cash equivalents	$1,448,920	$1,434,123
Restricted cash (Note 2)	-	372,641
Interest-bearing deposits in banks	8,573,588	9,203,532
Accrued interest receivable	1,036,853	1,424,518
Loans held for investment
Loans held for investment at amortized cost	7,550,764	9,620,232
Loans held for investment at fair value	62,861,655	60,863,839
Allowance for loan losses	(75,507)	(81,522)
Net loans held for investment	70,336,912	70,402,549

Other assets	167,411	370,535
Total assets	$81,563,684	$83,207,898

Liabilities and Stockholders' Equity
Notes payable held at amortized cost	$16,037,622	$18,083,220
Notes payable held at fair value	62,861,655	60,863,839
Accrued interest payable	873,342	904,872
Deferred revenue	-	166,667
Other liabilities	56,039	84,810
Total liabilities	79,828,658	80,103,408

Commitments and contingencies (Note 5)	-	-

Stockholders' Equity
Preferred stock; par value of $0.00001 per share; 19,139,449 shares authorized, issued and outstanding (liquidation preference value of $14,065,739)	191	191
Common stock; par value of $0.00001 per share; 38,000,000 shares authorized, 6,842,897 shares issued and outstanding	68	68
Additional paid-in capital	15,063,252	15,010,162
Accumulated deficit	(13,328,485)	(11,905,931)
Total stockholders' equity	1,735,026	3,104,490
Total liabilities and stockholders' equity	$81,563,684	$83,207,898

See accompanying notes to the consolidated financial statements.

F-21

CNote Group, Inc.

Consolidated Statements of Operations (Unaudited)

For the Six-Month Periods Ended June 30, 2024 and June 30, 2023

	2024	2023

Operating Revenues
Interest income on loans	$955,048	$962,810
Other interest income	129,441	212,535
Total interest income	1,084,489	1,175,345
Interest expense	662,085	667,452
Net interest income	422,404	507,893
Provision for (recapture of) loan losses	(6,015)	(28,689)
Net interest income after provision for loan losses	428,419	536,582

Other Income
Service fees and other income	433,664	196,622
Grants received	166,667	250,000
Total other income	600,331	446,622
Net Revenue	1,028,750	983,204

Operating Expenses
Salaries and employee benefits	1,505,177	1,582,697
Professional services	510,049	815,355
General and administrative	314,638	334,629
Sales and marketing	119,840	245,892
Total operating expenses	2,449,704	2,978,573

Net loss before taxes	(1,420,954)	(1,995,369)

Provision for income taxes	1,600	1,600

Net loss	$(1,422,554)	$(1,996,969)

Weighted average common shares outstanding - basic and diluted	6,842,897	6,802,864
Basic and diluted net loss per share	$(0.21)	$(0.29)

See accompanying notes to the consolidated financial statements.

F-22

CNote Group, Inc.

Consolidated Statements of Stockholders' Equity

For the Six-Month Period Ended June 30, 2024 (unaudited) and for the Year Ended December 31, 2023 (audited)

	Preferred Stock		Common Stock		Additional		Total
	Shares	Amount	Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders' Equity
December 31, 2022 (audited)	19,139,449	$191	6,802,864	$68	$14,903,624	$(8,128,095)	$6,775,788
Exercise of options to purchase common stock	-	-	40,033	-	6,005	-	6,005
Stock-based compensation	-	-	-	-	100,533	-	100,533
Net loss	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	(3,777,836)	(3,777,836)
December 31, 2023 (audited)	19,139,449	$191	6,842,897	$68	$15,010,162	$(11,905,931)	$3,104,490
Stock-based compensation	-	-	-	-	53,090	-	53,090
Net loss	-	-	-	-	-	(1,422,554)	(1,422,554)
June 30, 2024 (unaudited)	19,139,449	$191	6,842,897	$68	$15,063,252	$(13,328,485)	$1,735,026

See accompanying notes to the consolidated financial statements.

F-23

CNote Group, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Six-Month Periods Ended June 30, 2024 and June 30, 2023

	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,422,554)	$(1,996,969)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	53,090	54,217
Provision for (recapture of) loan losses	(6,015)	(28,689)
Changes in operating assets and liabilities:
Accrued interest receivable	119,661	(296,165)
Other assets	203,124	(174,702)
Other liabilities	(28,771)	80,227
Deferred revenues	(166,667)	(250,000)
Accrued interest payable	435,050	868,147
Net cash used in operating activities	(813,082)	(1,743,934)

CASH FLOWS FROM INVESTING ACTIVITIES:
Lendings under loans receivable	(4,839,318)	(2,625,533)
Repayment of loans receivable	5,158,794	5,858,508
Liquidation of interest-bearing accounts	629,944	8,448,595
Net cash provided by investing activities	949,420	11,681,570

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	2,877,541	4,031,692
Repayment of notes payable	(3,371,723)	(15,518,487)
Net cash used in financing activities	(494,182)	(11,486,795)

Increase (decrease) in cash, cash equivalents, and restricted cash	(357,844)	(1,549,159)
Cash, cash equivalents, and restricted cash, beginning balance	1,806,764	5,274,086
Cash, cash equivalents, and restricted cash, ending balance	$1,448,920	$3,724,927

Supplemental disclosures of cash flow information:
Cash paid for interest	$227,035	$548,089
Cash paid for income taxes	$2,400	$1,600

Noncash investing and financing activities:
Interest receivable converted to loan principal	$268,004	$371,093
Interest payable converted to note principal	$466,580	$487,704

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$1,448,920	$3,315,533
Restricted cash	-	409,394
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$1,448,920	$3,724,927

See accompanying notes to the consolidated financial statements.

F-24

CNOTE GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

CNote Group, Inc. was incorporated on April 22, 2016 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Oakland, California. The consolidated financial statements of CNote Group, Inc. (which may be referred to as "CNote", the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

CNote Group, Inc. is a business on a mission to close the wealth gap through financial innovation. Using the power of technology and a community-first framework, CNote enables individuals and institutions to efficiently invest locally at scale in fixed income and deposit solutions that advance economic equality, financial inclusion, racial justice, gender equity, and climate change initiatives. With the aim of closing the wealth gap, CNote’s fixed income and depository solutions provide a diversified and scalable way to support job creation, small business growth, affordable housing development, and lasting economic growth in underserved communities across the United States, through relationships with community finance organizations (“CFOs”), primarily Community Development Financial Institutions certified by the U.S. Department of the Treasury’s CDFI Fund (“CDFIs”). CFOs, including CDFIs, raise capital from a variety of sources, including but not limited to financial institutions, government agencies, religious institutions, foundations, and individuals, but rely primarily on institutional investors such as banks and foundations. The Company believes there is an opportunity for individual investors to support these vital community lenders.

Our business has two principal components:

· Lending Business: We lend money directly to CFOs, using the capital we raise from investors. The Company makes a profit on the difference between the interest it charges to CFO borrowers and the interest it pays to investors.

· Depository Business: We provide proprietary data about CFOs to clients, which rely on our data to open interest-bearing accounts at CFOs. The Company earns fees for providing this service.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not yet generated sufficient revenues from principal operations to fully finance the costs of operating and growing its business. If profitable operations are not achieved before the Company’s current operating funds are exhausted, the Company will be reliant on financing to support continuing operations and business growth. These factors, among others, raise doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are issued.

F-25

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates.

Significant estimates include but are not limited to the valuation of loan loss reserves, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

Cash and Cash Equivalents and Restricted Cash

The Company maintains its cash with major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Cash equivalents include highly liquid debt instruments purchased with an original maturity of three months or less.

At December 31, 2023, the Company held $372,641 in cash received as grant funds, to be used for activities in support of the grant’s stated goals. This cash is reported on the balance sheet as restricted. The restricted cash was used for grant activities during the period ended June 20, 2024, and the related restricted cash amount as of June 30, 2024 is $0.

Interest-bearing Deposits in Banks

In connection with its cash management products, the Company facilitates the creation of interest-bearing deposit accounts for the benefit of its clients in community finance depository institutions located in the United States of America. Deposits include certificates of deposits with terms of 6 to 24 months at fixed rates of interest and money market accounts with variable rates of interest. Balances are insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration up to $250,000.  At times, the Company may maintain balances in excess of the insured limits. In the normal course of business, the Company expects to hold such instruments to maturity.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2024 and December 31, 2023. The respective carrying value of all financial instruments approximated their fair values. These financial instruments include loans receivable and notes payable and interest receivable and payable.

Effective July 1, 2020, the Company adopted fair value presentation for payment-dependent notes issued under Regulation D. These notes are available only to accredited and institutional investors and under the terms of the notes are dependent upon repayment of a portion of the Company’s loans to CFOs. The amount and term to maturity of loans funded by these notes match the underlying note. If the loan is repaid in accordance with its terms, the note will be repaid in full according to its terms. If the loan does not fully perform, investors in payment-dependent notes will receive payment of the pro-rata portion of any payments received on the loan. Accordingly, the Company has presented payment-dependent notes issued after the date of the fair-value election at their fair value as represented by the note amount less the amount of loan loss reserve recorded against the related loan receivable from CFOs. See Note 4.

F-26

The following tables present the fair value hierarchy for assets and liabilities measured at fair value at June 30, 2024 and December 31, 2023:

June 30, 2024 (unaudited)	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Loans held for investment	$-	$-	$62,861,655	$62,861,655
Total assets	$-	$-	$62,861,655	$62,861,655
Liabilities:
Notes payable	$-	$-	$62,861,655	$62,861,655
Total liabilities	$-	$-	$62,861,655	$62,861,655

December 31, 2023 (audited)	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Loans held for investment	$-	$-	$60,863,839	$60,863,839
Total assets	$-	$-	$60,863,839	$60,863,839
Liabilities:
Notes payable	$-	$-	$60,863,839	$60,863,839
Total liabilities	$-	$-	$60,863,839	$60,863,839

The following tables present additional information about Level 3 assets and liabilities measured at fair value at June 30, 2024 and December 31, 2023:

	Outstanding Principal Balance	Valuation Adjustments	Fair Value
Balance at December 31, 2022 (audited)	$63,038,050	$(630,382)	$62,407,668
Loan originations	14,834,164	(148,342)	14,685,822
Principal payments and retirements	(16,393,588)	163,937	(16,229,651)
Balance at December 31, 2023 (audited)	$61,478,626	$(614,787)	$60,863,839
Loan originations	11,221,123	(112,211)	11,108,912
Principal payments and retirements	(9,203,128)	92,032	(9,111,096)
Balance at June 30, 2024 (unaudited)	$63,496,621	$(634,966)	$62,861,655

	Outstanding Principal Balance	Valuation Adjustments	Fair Value
Balance at December 31, 2022 (audited)	$63,038,050	$(630,382)	$62,407,668
Notes payable issued	14,834,164	(148,342)	14,685,822
Principal payments and retirements	(16,393,588)	163,937	(16,229,651)
Balance at December 31, 2023 (audited)	$61,478,626	$(614,787)	$60,863,839
Notes payable issued	11,221,123	(112,211)	11,108,912
Principal payments and retirements	(9,203,128)	92,032	(9,111,096)
Balance at June 30, 2024 (unaudited)	$63,496,621	$(634,966)	$62,861,655

Loans Receivable and Related Notes Payable

Management expects that the terms of the Company’s loans held for investment and the notes payable used to fund the loans held for investment typically will be 30 months or 60 months based on the current operating structure. In the normal course of business, the Company expects to hold such instruments to maturity. However, provisions within the terms of such instruments having 30-month terms allow for liquidity on demand of 10% per quarter. Accordingly, should the need arise, 40% of such loans held for investment and related notes payable can be due on demand within one year.

F-27

Stock Options and Warrants

The Company has issued stock options and warrants to employees and to key advisors as compensation for services performed. The Company has accounted for these awards under ASC section 718 and Accounting Standards Update (“ASU”) 2018-07. The options and warrants and the services received were recorded at the fair value of the options and warrants at their grant dates, using an established options pricing model. See Note 7.

Revenue Recognition and Cost of Revenues

CNote deploys capital from individuals and institutions to CFOs. The Company earns interest on its loan deployments, which are a significant source of its revenues. All such deployments are governed by signed contracts between the Company on the one hand and CFOs on the other hand. Interest income is recorded based on the terms of the master promissory agreement with each CFOs or the terms of Money Market or Certificate of Deposit agreements with depository institutions. The interest is accrued monthly. If ninety (90) days pass without the interest being paid in accordance with normal disbursement practices per the agreement, then the Company will cease recording revenue until such time that the interest is collected.

CNote aggregates money from individuals and institutions through its online platform. The Company must pay interest on the capital to its clients. All such loans are governed by signed contracts between the Company and investors. The interest, which accrues according to the agreements’ governing terms of the loans from clients, constitutes the major portion of the Company’s direct cost of interest income. Other direct costs of interest income include the provision for loan loss reserve.

CNote also generates fees from consulting work performed on behalf of foundations and other institutions who as a part of their investment and programmatic mandates are interested in supporting BIPOC communities and promoting social justice. This consulting work leverages CNote’s knowledge, expertise and technology in identifying and underwriting CFOs as well as monitoring and reporting on their financial and impact performance. For corporate or institutional clients that invest in CFOs directly, CNote’s internal CFO underwriting and monitoring technology can be customized to fit their needs. Revenue for these activities is recognized over the period in which the work is performed and is deferred until recognizable.

CNote earns servicing fees on clients’ cash deposited into CFOs via CNote’s proprietary technology. These fees are accrued in accordance with signed agreements between the Company and its clients, and in accordance with those agreements are deducted from earnings disbursed to clients, or paid by clients via invoice.

From time to time, CNote receives grants from foundations and other institutions. The Company records grants received as revenue when all donor-imposed conditions on the grant have been satisfied and defers revenue which has not yet met the conditions for recognition. For grants that specify a service period or service requirements, including research studies or similar activities, revenues are recognized over the term of the arrangement as the underlying services are performed.

Loan Loss Reserve

The Company establishes a reserve for potential losses to loans extended to CFOs, other than those funded by payment-dependent notes and measured at fair value. The amount of the loan loss reserve is determined based on industry norms and trends, as well as the Company’s historical experience. Since commencing operations, the Company has not experienced any delinquencies or charge-offs of loans to CFOs. From inception through June 30, 2023, the Company established the reserve at two percent of principal. Based upon changes in overall industry rates for similar loans, and on the Company’s historical experience, the reserve rate was revised to one percent effective July 1, 2023.

Other than adjustments for changes in estimates, reversals to the loan loss reserve will happen only when the loans mature. If no loss has occurred on a particular loan, the loss reserve will be reversed and recognized as a reduction of the loan loss reserve at maturity of the loan. On the other hand, if any loan becomes completely unrecoverable, the entire amount of the loan will be charged off against the loan loss reserve, when and if facts and circumstances indicate that such a write off is necessary.

F-28

The Company uses fair value presentation for payment-dependent notes issued under Regulation D. The Company has presented payment-dependent notes at their fair value as represented by the note amount less the amount of loan loss reserve recorded against the related loan receivable from CFOs. The amount recognized in expense by the Company as provision for loan losses is reduced by the portion of the loan loss reserve recorded against such notes. See Note 4.

Nonaccrual Loans

Loans that are 90 days past due as to principal or interest are placed on nonaccrual status, and accrued interest receivable on the loan is reversed. Loans are restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected.

Research and Development

The Company incurs research and development costs during the process of researching and developing new technologies and future online offerings. Such costs are expensed as incurred.

Income Taxes

The Company applies ASC section 740. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At June 30, 2024 and December 31, 2023, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Loss per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share excludes Common Stock equivalents for the six months ended June 30, 2024 and 2023 as they are anti-dilutive. The Common Stock equivalents excluded from diluted loss per share total 26,112,460 and 26,409,409 share equivalents for the six months ended June 30, 2024 and 2023, respectively.

Concentration of Credit Risk

During the early stages of the Company’s development, it is to be expected that the Company will extend loans to a relatively low number of CFOs. For example, as of June 30, 2024, CNote has loans outstanding to 39 CFOs. When the Company extends loans to a low number of borrowers, this results in a concentration of credit risk, wherein each CFO borrower represents a relatively high risk, as compared with the relatively low risk that each individual borrower would constitute if the Company had loans outstanding with many CFO borrowers.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CNote Group, Inc. and its wholly-owned subsidiary, CNote Lending, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the accompanying consolidated financial statements have been reclassified for the six months ended June 30, 2023 to conform to the presentation for the six months ended June 30, 2024.

NOTE 3 – LOANS RECEIVABLE AND INTEREST RECEIVABLE

Loans receivable represent the principal amounts of outstanding loans the Company has made to CFOs, less loan loss reserves as described below. Interest receivable represents the outstanding interest due from CFO borrowers.

As of June 30, 2024, the Company has outstanding loans and interest receivable from 39 CFO borrowers in the gross carrying amount of approximately $72,084,000. Under terms of the respective master promissory notes, the loans earn interest at rates ranging from 1.5% to 4.8% per annum. The loans typically mature in 30 to 60 months and may be prepaid by the borrower at any time without penalty. For loans with 30 month terms, the Company has the option to request repayment of 10% of the original loan amount on a quarterly basis. These requests are based on the requests of investor note holders as disclosed in Note 4.

During the six months ended June 30, 2024 and 2023, respectively, the Company received cash payments of approximately $5,159,000 and $5,859,000 on the principal of loans receivable which were used to repay notes payable. Capital received from our investors funds loans to CFOs proportionally, and loan repayments received are used to repay notes payable using the same proportions, without preference to either accredited or non-accredited investors. During the six months ended June 30, 2024 and June 30, 2023, matured loan principal and interest totaling approximately $8,389,000 and $4,998,000, respectively, were renewed as new loans to the borrower at then-prevailing interest rates and in compliance with CNote’s underwriting policies.

F-29

The Company has recorded a provision for loan losses, as described in Note 2. The loan loss reserve totaled $75,507 and $81,522 as of June 30, 2024 and December 31, 2023, respectively. As of June 30, 2024 and December 31, 2023, all loans were contractually current and no loans had been placed on nonaccrual status. No loans were modified during the six months ended June 30, 2024 and the year ended December 31, 2023.

The table below summarizes the changes in the allowance for credit losses for the six months ended June 30, 2024 and the year ended December 31, 2023:

Allowance for loan losses, December 31, 2022 (audited)	$108,175
Loans charged off	-
Recoveries of previously charged off loans	-
Net charge-offs	-
Provision for (recapture of) loan losses	(26,653)
Allowance for loan losses, December 31, 2023 (audited)	$81,522
Loans charged off	-
Recoveries of previously charged off loans	-
Net charge-offs	-
Provision for (recapture of) loan losses	(6,015)
Allowance for loan losses, June 30, 2024 (unaudited)	$75,507

NOTE 4 – NOTES PAYABLE, INTEREST PAYABLE AND LONG-TERM LIABILITIES

Notes Payable

Notes payable represent the principal amounts of outstanding borrowings from individual, corporate, and institutional clients. Interest payable represents the outstanding interest the Company owes to the note holders. Notes payable from clients are not a source of financing for the Company’s operations; rather, they are used to fund CFO loans receivable (Note 3) and certain short-term investments in CFOs under the Company’s cash management services.

As of June 30, 2024, gross notes payable totaled approximately $79,534,000. Notes issued to investors with respect to the Company’s CFO loans typically mature in 30 to 60 months and earn interest at the rate of 0.5% to 4.0% per annum. Additionally, the interest rate may be adjusted to the extent rates earned from loans to CFOs vary in the future. Notes with original 30-month maturities issued under Regulation D may be rolled over for additional 30-month terms at the option of the holder. Certain notes provide the holder an option to call 10% of the original note balance each quarter. Notes issued to investors in the Company’s depository products earn interest at variable rates and generally have a term of 90 days.

The Company has adopted fair value presentation for payment-dependent notes payable issued under Regulation D effective July 1, 2020. These notes are available only to accredited and institutional investors and under the terms of the notes are dependent upon repayment of a portion of the Company’s loans to CFOs. The amount and term to maturity of loans funded by these notes match the underlying note. If the loan is repaid in accordance with its terms, the note will be repaid in full according to its terms. If the loan does not fully perform, investors in payment-dependent notes will receive payment of the pro-rata portion of any payments received on the loan. Accordingly, the Company has presented payment-dependent notes issued after the date of the fair-value election at their fair value as represented by the note amount less the amount of loan loss reserve recorded against the related loan receivable from CFO. As of June 30, 2024, the Company has recorded a valuation adjustment for notes subject to this presentation in the amount of $634,966.

As of December 31, 2023, gross notes payable totaled approximately $79,562,000. During the six months ended June 30, 2024 and 2023, respectively, the Company received cash payments of approximately $5,159,000 and $5,859,000 on the principal of loans receivable which were used to repay notes payable. Capital received from our investors funds loans to CFOs proportionally, and loan repayments received are used to repay notes payable using the same proportions, without preference to either accredited or non-accredited investors.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers.

NOTE 6 – INCOME TAXES

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Cares Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act also established a Paycheck Protection Program whereby certain small businesses are eligible for a loan to fund payroll expenses, rent, and related costs.

F-30

The Company considered the provisions under the CARES Act and elected not to take advantage of the provisions of CARES Act as the effect of such provisions was not expected to have a material impact on the Company’s results of operations, cash flows and financial statements.

The following table presents the current and deferred tax provision for federal and state income taxes for the six months ended June 30, 2024:

Current tax provision
Federal	$-
State	1,600
Total	$1,600

Deferred tax provision (benefit)
Federal	$(292,000)
State	(123,000)
Valuation allowance	415,000
Total	$-
Total provision for income taxes	$1,600

The components of the Company’s deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of June 30, 2024:

Deferred tax asset attributable to:
Net operating loss carryover	$3,498,000
Temporary differences	129,000
Valuation allowance	(3,627,000)
Net deferred tax asset	$-

Based on federal tax returns filed, or to be filed, through June 30, 2024, the Company has available approximately $11,772,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986. Net operating loss carryforwards of approximately $485,000 start to expire in 2036 or 20 years for federal income tax reporting purposes. Under the CARES Act, net operating loss carryforwards of approximately $11,237,000 arising from tax years beginning after 2017 can be carried forward indefinitely. For California state tax reporting purposes, net operating loss carryforwards cannot be used in tax years beginning on or after January 1, 2020, and before January 1, 2024, in accordance with California Assembly Bill 85. The Company’s net operating loss carryforwards will begin to expire in 2039 for state tax reporting purposes.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities starting in 2016. The Company currently is not under examination by any tax authority.

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 19,139,449 shares of Preferred Stock, each having a par value of $0.00001. Of such Preferred Stock, 8,287,608 shares are designated as “Series A Preferred Stock” with a liquidation preference of $0.8748, 4,857,827 shares are designated as “Series Seed-1 Preferred Stock” with a liquidation preference of $0.7062, 1,601,857 shares are designated as “Series Seed-2 Preferred Stock” with a liquidation preference of $0.60835, 3,948,339 shares are designated as “Series Seed-3 Preferred Stock” with a liquidation preference of $0.56496, and 443,818 shares are designated as “Series Seed-4 Preferred Stock” with a liquidation preference of $0.40557. The Preferred Stock is convertible to Common Stock at a one for one basis at the option of the holder, ranks pari passu with Common Stock with respect to dividends (other than dividends on shares of Common Stock payable in Common Stock) and payments in the event of any voluntary or involuntary dissolution or winding up of the Company. In the event of a Deemed Liquidation Event, as defined in the Company’s Certificate of Incorporation, holders of Preferred Stock shall be entitled to receive preferential payment, before any distribution or payment is made to holders of Common Stock, of an amount defined as the Liquidation Amount in the Company’s Certificate of Incorporation. Each holder of Preferred Stock has voting rights equal to the number of shares of Common Stock into which the holder’s Preferred Stock is convertible as of the record date for determining voting eligibility.

On August 31, 2022, the Company issued 8,287,608 Preferred Shares in its Series A financing, in exchange for cash consideration of $0.8748 per share, for total proceeds of $7,250,000.

F-31

As of June 30, 2024 and December 31, 2023, 19,139,449 shares of Preferred Stock, comprised of 8,287,608 shares of Series A Preferred Stock, 4,857,827 shares of Series Seed-1 Preferred Stock, 1,601,857 shares of Series Seed-2 Preferred Stock, 3,948,339 shares of Series Seed-3 Preferred Stock, and 443,818 shares of Series Seed-4 Preferred Stock, are issued and outstanding.

Common Stock

The Company is authorized to issue 38,000,000 shares of Common Stock, each having a par value of $0.00001. As of June 30, 2024, 6,842,897 shares of Common Stock are issued and outstanding, 6,000,000 of which are held by the Company’s two co-founders who remain active in the daily operations of the Company.

Stock Options

In 2018, the Company’s Board of Directors adopted the CNote Group, Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”). The 2018 Equity Incentive Plan was amended in 2020 and 2023 to increase the number of shares of Common Stock authorized thereunder. The 2018 Equity Incentive Plan, as amended, provides for the grant of equity awards to employees, and consultants, including stock options, stock appreciation rights and other stock or cash-based awards. Up to 9,012,207 shares of our Common Stock may be issued pursuant to awards granted under the 2018 Equity Incentive Plan, as amended. The 2018 Equity Incentive Plan, as amended, is administered by our Board of Directors, has no fixed expiration date, and may be amended, suspended, or terminated by the Board at any time.

In the six months ended June 30, 2024, the Company granted 288,968 stock options under the 2018 Equity Incentive Plan, as amended, to employees and advisors. The granted options had an exercise price of $0.12, expire in ten years from the date of the grant, and vest over two to four years.

The stock options were valued at a total grant date fair value of $21,196 using the Black-Scholes pricing model as indicated below:

Expected life (range)	4.4-5.4 years
Risk-free interest rate	4.3%
Expected volatility	67.6%
Annual dividend yield	0%

Options granted during the six months ended June 20, 2024 had a weighted average grant date fair value of $0.07 per share and vesting period of 27 months.

The expected life of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's stock options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s Common Stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair value of Common Stock by looking at a market approach which takes into consideration the value of development to date and subscriber base.

Stock Purchase Warrants

No Stock Purchase Warrants were granted in the six months ended June 30, 2024.

At June 30, 2024, Common Stock Purchase Warrants for the purchase of 1,555,000 shares were vested and outstanding. As of June 30, 2024, these warrants have a weighted average exercise price of $0.10 per share and a weighted average remaining life of 6.6 years.

F-32

Share-Based Awards Available for Grant

A summary of share-based awards available for grant under the Company’s 2018 Equity Incentive Plan for the six months ended June 30, 2024 and the year ended December 31, 2023 was as follows:

Shares Available for Grant
Balance at December 31, 2022 (audited)	3,152,919
Options granted	(841,618)
Options canceled or expired	962,150
Balance at December 31, 2023 (audited)	3,273,451
Options granted	(288,968)
Options canceled or expired	177,659
Balance at June 30, 2024 (unaudited)	3,162,142

Stock Option Activity and Related Share-Based Compensation Expense

A summary of stock option activity for the six months ended June 30, 2024 was as follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in Years)
Balance at December 31, 2023 (audited)	5,310,333	$0.19	5.5
Granted	288,968	0.12
Exercised	-	-
Canceled or expired	(177,659)	0.18
Balance at June 30, 2024 (unaudited)	5,421,642	$0.18	5.1

At June 30, 2024, options for the purchase of 2,842,798 shares at a weighted average price of $0.18 per share and a weighted average remaining contractual life of approximately 5.4 years were vested and exercisable.

The Company will recognize the remaining value of the options through 2027 as follows:

July 1 through December 31, 2024	$50,121
2025	108,649
2026	78,837
2027	9,076
2028	791
$247,474

The Company recognizes stock option forfeitures as they occur, as there is insufficient historical data to accurately determine future forfeiture rates.

F-33

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after June 30, 2024 through December 13, 2024, the issuance date of these consolidated financial statements. There have been no events or transactions during this time which would have a material effect on these consolidated financial statements, other than those disclosed.

F-34

GLOSSARY OF DEFINED TERMS

Act	The Securities Act of 1933, as amended.
Company	CNote Group, Inc., a public benefit corporation formed under the laws of Delaware.
CDFI	A Community Development Financial Institutions certified by the U.S. Department of the Treasury.
CFO	A community finance organization.
Investor	Anyone who purchases a Note in the Offering.
Notes	The promissory notes being issued to Investors in this Offering.
Offering	The offering of Notes to the public, pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company, the Notes, and the Offering.
Platform	The Internet site located at https://www.mycnote.com.

FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

Post Qualification Offering Circular Amendment No. 1 Revision 4 to Form 1-A

CNote Group, Inc.

2323 Broadway

Oakland, CA 94612

424-262-6683

https://www.mycnote.com

April 11, 2025

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A.1	Certificate of Incorporation*

Exhibit 1A-2A.2	Amended and Restated Certificate of Incorporation

Exhibit 1A-2B	Bylaws

Exhibit 1A-6A	Subscription Agreement*

Exhibit 1A-6B	Form of Note*

Exhibit 1A-11	Consent of Independent Auditor

Exhibit 1A-12	Legal opinion of Lex Nova Law LLC

* Previously provided

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on April 11, 2025.

CNOTE GROUP, INC.

By	/s/ Catherine Berman
Catherine Berman, CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Catherine Berman	April 11, 2025
Catherine Berman, Chief Executive Officer,
President, Director

/s/ Yuliya Tarasava	April 11, 2025
Yuliya Tarasava, Chief Operating Officer,
Treasurer, Secretary, Director